                                                                    EXHIBIT 10.8

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       PROGRESS RAIL SERVICES CORPORATION

                                  RAILCAR, LTD.

                 PROGRESS RAIL SERVICES DE MEXICO, S.A. DE C.V.

                           3079936 NOVA SCOTIA COMPANY

                                 CAP ACQUIRE LLC

                             CAP ACQUIRE CANADA ULC

                      CAP ACQUIRE MEXICO S. DE R.L. DE C.V.

                                       AND

                               THE ANDERSONS, INC.

                                January 30, 2004

                                TABLE OF CONTENTS

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                                                                                                                   Page
                                                                                                                   ----
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ARTICLE I  DEFINITIONS...........................................................................................    1

ARTICLE II  PURCHASE AND SALE....................................................................................    9

         2.1      Purchase and Sale; Assignment and Assumption...................................................    9
         2.2      Excluded Assets................................................................................    9
         2.3      Payment and Delivery at Closing................................................................   10
         2.4      Purchase Price Adjustment......................................................................   10
         2.5      No Assumption of Retained Liabilities..........................................................   10
         2.6      Allocation of Purchase Price...................................................................   11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLERS...........................................................   12

         3.1      Organization...................................................................................   12
         3.2      Authorization..................................................................................   12
         3.3      No Violation or Conflict; Consents.............................................................   13
         3.4      Financial Information..........................................................................   13
         3.5      Absence of Change..............................................................................   13
         3.6      Absence of Undisclosed Liabilities.............................................................   14
         3.7      Title Matters..................................................................................   14
         3.8      Additional Representations Relating to Conveyed Units and Assumed Contracts....................   15
         3.9      Intellectual Property..........................................................................   16
         3.10     Compliance with Law............................................................................   17
         3.11     Permits, Licenses, Certificates of Authority, etc..............................................   17
         3.12     Contracts, Agreements, etc.....................................................................   17
         3.13     Litigation.....................................................................................   18
         3.14     Employee Benefits..............................................................................   18
         3.15     Employment Matters.............................................................................   19
         3.16     Taxes..........................................................................................   19
         3.17     Environmental Matters..........................................................................   19
         3.18     AS IS..........................................................................................   20
         3.19     No Broker......................................................................................   20
         3.20     Canadian Competition Act.......................................................................   20
         3.21     Investment Canada Act..........................................................................   20
         3.22     Residual Value Guarantees......................................................................   20

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES......................................................   20

         4.1      Organization...................................................................................   21
         4.2      Authorization..................................................................................   21
         4.3      No Violation or Conflict; Consents.............................................................   21

                                      (i)

         4.4      Litigation.....................................................................................   21
         4.5      Financial Capability...........................................................................   22
         4.6      No Broker......................................................................................   22
         4.7      [intentionally omitted]........................................................................   22
         4.8      Canadian Competition Act.......................................................................   22
         4.9      Investment Canada Act..........................................................................   22

ARTICLE V  PRE-CLOSING COVENANTS.................................................................................   22

         5.1      Conduct........................................................................................   22
         5.2      Pre-Closing Actions of Sellers.................................................................   22
         5.3      Pre-Closing Actions of Buyer Parties...........................................................   23
         5.4      Access to Information..........................................................................   23
         5.5      Further Assurances; Consents; Waiver of Notices................................................   23
         5.6      Publicity......................................................................................   24
         5.7      Confidentiality................................................................................   24
         5.8      Notices of Certain Events......................................................................   25
         5.9      Schedule Updates...............................................................................   25
         5.10     Notice of Closing Date.........................................................................   26

ARTICLE VI  CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING..................................................   26

         6.1      Conditions Precedent to Each Party's Obligations to Close......................................   26
         6.2      Conditions Precedent to Obligations of Buyer Parties...........................................   27
         6.3      Conditions Precedent to Obligations of Sellers.................................................   29
         6.4      Procedure for Failure to Satisfy Conditions Prior to Closing...................................   30

ARTICLE VII  POST-CLOSING AND OTHER MATTERS......................................................................   30

         7.1      Access to Records..............................................................................   30
         7.2      Tax Matters....................................................................................   30
         7.3      UMLER Designations and Restenciling............................................................   32
         7.4      Collections....................................................................................   33
         7.5      Post-Closing Records...........................................................................   33
         7.6      Further Assurances.............................................................................   33
         7.7      Additional Insured.............................................................................   33
         7.8      Corporate Existence............................................................................   33
         7.9      Notices to Lessees.............................................................................   33

ARTICLE VIII  SURVIVAL; INDEMNIFICATION..........................................................................   34

         8.1      Limitation on and Survival of Representations and Warranties...................................   34
         8.2      Indemnification by Sellers.....................................................................   34
         8.3      Indemnification by the Andersons...............................................................   35
         8.4      Procedure for Indemnification..................................................................   36
         8.5      De Minimis Exclusion; Maximum Liability........................................................   38
         8.6      Offsets........................................................................................   39

                                      (ii)

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         8.7      Dispute Resolution.............................................................................   39
         8.8      Exclusive Remedies.............................................................................   40
         8.9      Guaranties and Information.....................................................................   40

ARTICLE IX  TERMINATION..........................................................................................   40

         9.1      Termination....................................................................................   41
         9.2      Effect of Termination..........................................................................   41

ARTICLE X  MISCELLANEOUS.........................................................................................   41

         10.1     Amendment......................................................................................   41
         10.2     Extension; Waiver..............................................................................   41
         10.3     Entire Agreement...............................................................................   42
         10.4     Expenses.......................................................................................   42
         10.5     Governing Law..................................................................................   42
         10.6     Assignment.....................................................................................   42
         10.7     Notices........................................................................................   42
         10.8     Counterparts; Headings.........................................................................   44
         10.9     Interpretation.................................................................................   44
         10.10    Severability...................................................................................   44
         10.11    Benefit of Agreement...........................................................................   44
         10.12    Waiver of Compliance...........................................................................   44

                                      (iii)

                                LIST OF EXHIBITS

Exhibit A         Andersons Bill of Sale
Exhibit B         [intentionally omitted]
Exhibit C         Bill of Sale and Assignment and Assumption Agreement
Exhibit D         Buyers Certificates
Exhibit E         [intentionally omitted]
Exhibit F         Escrow Agreement
Exhibit G         Employee Lease Agreement
Exhibit H         Non-Compete Agreement
Exhibit I         Notice and Acknowledgment
Exhibit J         Parent Guaranty
Exhibit K         Railcar Mark Usage Agreement
Exhibit L         Sellers Certificates
Exhibit M         [intentionally omitted]
Exhibit           Storage Agreement
Exhibit O         Transition Agreement
Exhibit P         Adjustment Formula

                                      (iv)

                                LIST OF SCHEDULES

Schedule A                 Assumed Contracts
Schedule B                 Assumed Liabilities
Schedule C                 Conveyed Units
Schedule D                 Management Agreements
Schedule E                 Customers
Schedule F                 Permitted Liens
Schedule G                 Purchased Assets
Schedule H                 Required Consents
Schedule I                 Residual Value Guarantees
Schedule J                 Secured Financing
Schedule 2.2               Excluded Assets
Schedule 2.6               Purchase Price Allocation
Schedule 3.1               Seller's Organizational Information
Schedule 3.3               Violations or Conflicts
Schedule 3.4               Financial Statements of Sellers
Schedule 3.5               Absence of Change
Schedule 3.6               Undisclosed Liabilities
Schedule 3.7(B)            Customer Leases and Conveyed Units
Schedule 3.7(C)            Conveyed Unit Information
Schedule 3.7(F)            Assumed Contract Waivers or Defaults
Schedule 3.7(H)            Chattel Paper
Schedule 3.8(A)            Conveyed Unit UMLER Designation
Schedule 3.8(C)            Mexican Entities
Schedule 3.8(F)            Acceptance of Cars
Schedule 3.8(G)            Extended Life Determinations
Schedule 3.9               Intellectual Property
Schedule 3.10              Compliance With Law
Schedule 3.12(A)           Assumed Contracts and Contracts
Schedule 3.12(B)           Enforcement and Termination of Assumed Contracts
Schedule 3.12(C)           Non-Conveyed Units
Schedule 3.12(D)           Non-Conveyed Unit Lease Information
Schedule 3.13              Litigation
Schedule 3.14              Employee Benefits
Schedule 3.15              Employment Matters
Schedule 3.17              Environmental Matters
Schedule 3.22              Residual Value Guarantee Information
Schedule 4.6               Brokers
Schedule 7.3               LSMX Cars Retained by Sellers
Schedule 8.4(c)            Stipulated Loss Values

                                      (v)

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

         This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement"), made as of January 30, 2004, by and among PROGRESS RAIL SERVICES CORPORATION, an Alabama corporation ("PRSC"), RAILCAR, LTD., a Georgia corporation ("Railcar"), PROGRESS RAIL SERVICES DE MEXICO, S.A. DE C.V., a Mexico company ("Mexican Seller"), 3079936 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company ("Canadian Seller", and together with PRSC, Railcar and Mexican Seller, each individually a "Seller" and collectively, "Sellers"), CAP ACQUIRE LLC, a Delaware limited liability company ("Cap Acquire"), CAP ACQUIRE CANADA ULC, a Nova Scotia unlimited liability company ("Canadian Buyer"), CAP ACQUIRE MEXICO
S. DE R.L. DE C.V., a Mexico limited liability association with variable capital ("Mexican Buyer", and together with Cap Acquire and Canadian Buyer, each individually a "Buyer" and collectively, "Buyers"), and THE ANDERSONS, INC., an Ohio corporation (as further defined below, the "Andersons" and together with Buyers, each individually a "Buyer Party" and collectively, "Buyer Parties"), recites and provides as follows:

                                    RECITALS

         A. Sellers and Buyers are parties to that certain Asset Purchase Agreement, dated as of November 6, 2003 (the "Original Agreement"), as amended on December 12, 2003 (the "First Amendment") and further amended on December 19, 2004 (the "Second Amendment", and together with the First Amendment and the Original Agreement, the "Asset Purchase Agreement").

         B. Buyer Parties have informed Sellers that the Andersons will own, indirectly, all of the equity interests in Buyers, and that, as a result of various considerations relating to the Buyers Financing, Buyer Parties desire to add the Andersons as a party to the Asset Purchase Agreement.

         C. The parties hereto desire to amend and restate the Asset Purchase Agreement in its entirety to reflect the modifications required by the preceding Recital, and to make such other modifications to the Asset Purchase Agreement as are hereafter set forth.

                                    AGREEMENT

         The parties, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein, intending to be legally bound, agree as set forth below:

                                    ARTICLE I
                                   DEFINITIONS

         When used in this Agreement, each capitalized term has the meaning specified below:

         "AAR" means the Association of American Railroads.

         "Action" means any action, claim, suit, litigation, arbitration, or governmental investigation.

         "Adjustment Formula" has the meaning given in Section 2.4.

         "Affiliate" means, as to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person or entity, whether by contract, voting equity, legal right, court order or otherwise.

         "Agreement" means this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended or updated from time to time in accordance with the terms hereof, with the understanding that disclosure in any one Schedule shall be deemed disclosure in each other Schedule to the extent that applicability of such disclosure to each other Schedule, as the case may be, is clear to the non-disclosing party (as opposed to the party making the disclosure), determined in the good faith discretion of the non-disclosing party.

         "Andersons" has the meaning given in the preamble to this Agreement.

         "Andersons Bill of Sale" means that certain bill of sale by and among PRSC, Railcar and the Andersons, substantially in the form attached hereto as Exhibit A.

         "Asset Purchase Agreement" has the meaning given in the recitals to this Agreement.

         "Assumed Contracts" means the Contracts listed on Schedule A attached hereto.

         "Assumed Liabilities" means the liabilities and obligations set forth on Schedule B.

         "Basket" has the meaning given in Section 8.5.

         "Bill of Sale and Assignment and Assumption Agreement" means that certain bill of sale and assignment and assumption agreement substantially in the form attached hereto as Exhibit C.

         "Books and Records" means original (other than as noted in the proviso), if available, or otherwise complete and correct copies of all of the books, records, ledgers, files, data and information of Sellers that are Related to the Purchased Assets; provided, however, tax returns and original financial records shall not constitute Books and Records for purposes hereof (although copies thereof shall be delivered to Buyer Parties).

         "Buyer" or "Buyers" has the meaning given in the preamble to this Agreement.

         "Buyer Parties" has the meaning given in the preamble to this Agreement.

         "Buyers Certificates" means those certain certificates of Buyer Parties substantially in the form attached hereto as Exhibit D to be delivered to Sellers at Closing pursuant to Section 6.3(d) hereof.

         "Buyers Financing" means Buyers' and their assigns' securitization financing of certain of the Purchased Assets as contemplated with MBIA Insurance Corporation, a New York corporation.

         "Buyer Indemnified Party" has the meaning given in Section 8.2.

         "Canadian Buyer" has the meaning given in the preamble to this Agreement.

         "Canadian Seller" has the meaning given in the preamble to this Agreement.

         "Cap Acquire" has the meaning given in the preamble to this Agreement.

         "Closing" means the closing of the transactions contemplated by this Agreement to be effective at 12:01 a.m., local time, on the Closing Date, at the offices of Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois, 60603 or such other place as the parties hereto may mutually agree.

         "Closing Date" means the effective date of the Closing, which shall occur as promptly as reasonably practicable after the satisfaction of the conditions to Closing set forth in Article VI.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means information, whether disclosed orally or in writing, concerning the Discloser's business, financial condition, operations, assets, liabilities and technology which is non-public, confidential or proprietary in nature and all notes, analyses, compilations, studies, plans, interpretations or other documents prepared by the Recipient which contain or are based upon such information furnished to the Recipient by the Discloser.

         "Contract File" means Sellers' contract file for an Assumed Contract or Non-Conveyed Unit Lease, including maintenance records, if any, related to any applicable Conveyed Units and/or Non-Conveyed Units.

         "Contracts" means all contracts, agreements, leases, relationships and commitments, written or oral, to which Sellers are a party or by which Sellers are bound Related to the Purchased Assets.

         "Conveyed Unit" means those units of railroad rolling stock, including locomotives, identified in Schedule C hereto, including without limitation and as applicable, all related parts, supplies, machinery, apparatus, accessions, additions, improvements, fittings and things appurtenant thereto, and other equipment or components of any nature from time to time incorporated or installed therein and replacements thereof and substitutions therefor.

         "Customer Leases" means the leases of the Conveyed Units set forth in
Part I of Schedule A, and which are part of the Assumed Contracts.

         "Direct Purchaser" has the meaning given in Section 10.6.

         "Discloser" means a party hereto providing another party hereto with its Confidential Information.

         "Dispute" has the meaning given in Section 8.7.

         "Employee Lease Agreement" means the employee lease agreement by and among PRSC, Railcar and the Andersons, substantially in the form attached hereto as Exhibit G.

         "Environmental Claim" means (a) any and all administrative, regulatory or judicial actions, suits, demand letters, claims, proceedings or notices by any Governmental Authority or other person alleging in writing violations of or liability under Environmental Laws, or demanding remediation of conditions pursuant to Environmental Laws, arising out of, based on or resulting from the presence, Release or threatened Release into the environment, of any Hazardous Materials, or (b) circumstances forming the basis of any violation of or liability under any Environmental Law.

         "Environmental Laws" means all statutes, common laws, rules, regulations, orders or judgments of any applicable federal, state, local or foreign jurisdiction as in effect on the date of this Agreement relating to pollution or protection of human health or the environment or Release or threatened Release of Hazardous Materials, or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         "Environmental Permits" has the meaning given in Section 3.17(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means Wells Fargo Bank Minnesota, National Association, as escrow agent under the Escrow Agreement.

         "Escrow Agreement" means the escrow agreement to be entered into as of the Closing Date among applicable Sellers, applicable Buyer Parties and the Escrow Agent with respect to the funding by Buyer Parties and disbursement to Sellers of HST, GST and QST, pursuant to Section 7.2(c), substantially in the form attached hereto as Exhibit F.

         "Event of Loss" with respect to any Conveyed Unit means any of the following events with respect to such Conveyed Unit: (i) loss of Conveyed Unit or the loss of use of such Conveyed Unit due to destruction, damage beyond repair, or rendition of such Conveyed Unit permanently unfit for normal use for any reason whatsoever as determined in accordance with AAR standards or, in the absence thereof, in Sellers' reasonable discretion; (ii) any damage to such Conveyed Unit which results in the receipt of insurance proceeds with respect to such Conveyed Unit on the basis of an actual, constructive or compromised total loss; (iii) the theft or disappearance of such Conveyed Unit which results in the loss of possession of such Conveyed Unit for a period in excess of 60 days;
(iv) title to such Conveyed Unit shall be confiscated, requisitioned or otherwise taken by a Governmental Authority, under the power of eminent domain or otherwise; or (v) the requisition of use by any Governmental Authority (other than by a United States Governmental Authority or a Canadian Governmental Authority) for a period of greater than 90 days, or by a United States Governmental Authority or a Canadian Governmental

Authority for a period extending beyond the earlier of (a) the end of any relevant Assumed Contract then in effect with respect to such Conveyed Unit, or
(b) 90 days.

         "Excluded Assets" has the meaning given in Section 2.2.

         "Financial Information" has the meaning given in Section 3.4.

         "Financing Purchaser" has the meaning given in Section 10.6.

         "First Amendment" has the meaning given in the recitals to this Agreement.

         "FRA" means the Federal Railroad Administration.

         "GST" has the meaning given in Section 7.2(c).

         "Governmental Authority" means any federal, state, provincial, municipal or other governmental or quasi-governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

         "HST" has the meaning given in Section 7.2(c).

         "Hazardous Material" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and
(c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. Section 18a), as amended.

         "Intellectual Property" has the meaning given in Section 3.9.

         "Indemnified Party" has the meaning given in Section 8.4(a)(i).

         "Indemnifying Party" has the meaning given in Section 8.4(a)(i).

         "Interchange Rules" means the Interchange Rules or supplements thereto of the Mechanical Division of the AAR as the same may be in effect from time to time.

         "Key Employee" means any of Frank Zisak, Lawrence Smith and George E. Holt, III.

         "Knowledge of Sellers" means the actual knowledge of Jim Smallwood, Jeff Edelman, Doug Creech and Rick Wolbert, after due inquiry of other officers and senior managers of Sellers responsible for the applicable matters covered thereby.

         "Law" means any law, statute, ordinance, rule, regulation, judgment, injunction, order, decree or code adopted, enacted or promulgated by any Governmental Authority or the requirements of any self-regulatory agency (including, without limitation, the AAR) as all of the foregoing is in effect on the date hereof or on the Closing Date, as the case may be.

         "License Agreement" has the meaning given in Section 5.4.

         "Liens" means any and all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests and impositions of any nature or kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

         "Losses" has the meaning given in Section 8.2.

         "Management Agreements" means those Assumed Contracts pursuant to which a Seller manages units of railroad rolling stock for third parties, and which are set forth in Schedule D hereto.

         "Material Adverse Effect" means, with respect to any entity or group of entities or assets or liabilities, (a) a material adverse effect on or change in, or any development that, insofar as reasonably can be foreseen, is reasonably likely to have a material adverse effect on or change in the business, operations, assets, liabilities, financial condition or results of operations of the applicable matter taken as a whole, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) relating generally to the industries in which such entity or group of entities or assets or liabilities operates and not specifically relating to it; provided, however, that any such change, circumstance or effect shall not disproportionately affect such entity or group of entities or assets or liabilities, or (iii) resulting from the execution or performance of this Agreement or the announcement thereof; or (b) a material adverse effect on the material interests or rights of or material benefits or remedies available to such entity or group of entities under this Agreement.

         "Maximum Indemnity Amount" has the meaning given in Section 8.5.

         "Mexican Buyer" has the meaning given in the preamble to this Agreement.

         "Mexican Seller" has the meaning given in the preamble to this Agreement.

         "Non-Compete Agreement" means that certain non-compete agreement substantially in the form attached hereto as Exhibit H.

         "Non-Conveyed Unit Leases" means those subleases of Non-Conveyed Units which are set forth in Part VI of Schedule A and those other leases of Non-Conveyed Units set forth on Schedule 3.12(A).

         "Non-Conveyed Units" means those units of railroad rolling stock identified in Schedule 3.12(C) attached hereto, which are managed, but not owned, by a Seller, pursuant to the Management Agreements described on Schedule D and those units of railroad rolling stock identified in Schedule 3.12(C) attached hereto, which are the subject of those agreements described in Parts V and VI of Schedule A attached hereto.

         "Notice and Acknowledgment" means that certain notice and acknowledgment substantially in the form attached hereto as Exhibit I to be sent by Sellers to each lessee identified on Schedule E.

         "Original Agreement" has the meaning given in the recitals to this Agreement.

         "Parent Guaranty" means that certain guaranty agreement substantially in the form attached hereto as Exhibit J.

         "Permits and Licenses" means all of the permits, licenses, certificates of authority, authorizations, registrations and approvals, governmental or otherwise, that are necessary for and material to the use of the Purchased Assets.

         "Permitted Liens" means (i) Liens for current Taxes, of any kind, not yet due and payable or that are being contested in good faith by appropriate proceeding for which adequate reserves have been established in accordance with United States generally acceptable accounting principles, (ii) statutory Liens arising or incurred in the ordinary course of business by operation of Law for which payment is not yet due and payable or that are being contested in good faith by appropriate proceeding for which adequate reserves have been established, that individually or in the aggregate do not materially interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the use of the Purchased Assets and (iii) Liens that are listed on Schedule F attached hereto.

         "PRSC" has the meaning given in the preamble to this Agreement.

         "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

         "Purchased Assets" means all of the assets or properties, personal, tangible or intangible of the respective Sellers described on Schedule G, as well as the Assumed Contracts, together with all security deposits retained by Sellers with respect thereto (if any), Transfer Marks, Books and Records, Contract Files, Conveyed Units, all warranties in relation to the Conveyed Units (if transferable and if any), in each case wherever located.

         "Purchase Option Agreement" means that certain Purchase Option Agreement dated as of December 12, 2003 by and among PRSC, Railcar and the Andersons.

         "Purchase Price" means cash to Sellers in the amount of $82,512,033, as such amount may be adjusted in accordance with Section 2.4, and payable by wire transfer in immediately available funds pursuant to the instructions described in Section 2.3.

         "QST" has the meaning given in Section 7.2(c).

         "Railcar" has the meaning given in the preamble to this Agreement.

         "Railcar Mark Usage Agreement" means one or more agreements related to Buyers', (and, if applicable, the Andersons') right to utilize Sellers' railcar marks substantially in the form(s) attached hereto as Exhibit K.

         "Recipient" means a party hereto receiving Confidential Information of another party hereto.

         "Related to the Purchased Assets" means integral to and used in connection with the Purchased Assets and necessary for the operation of the Purchased Assets in connection with a railroad car leasing business as currently operated by Sellers.

         "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

         "Representatives" has the meaning given in Section 5.7(a).

         "Required Consents" means those consents to be obtained by the parties hereto that are necessary or required in order to give effect to the transactions contemplated herein, including but not limited to those Required Consents of Sellers that are specifically identified on Schedule H attached hereto.

         "Residual Value Guarantees" means the Sellers' residual value guarantees (that is, guarantees of the minimum value of the covered equipment) to M&T Bank (formerly AllFirst Bank which was formerly First National Bank of Maryland) in connection with certain transactions related to Westvaco Corporation, Canadian Pacific Railway Company and Champion International Corporation, as set forth on Schedule I hereto, and which are part of the Assumed Liabilities.

         "Retained Liabilities" has the meaning given in Section 2.5.

         "Running Repairs" means, with respect to a Conveyed Unit, repairs required by a railroad such that the affected Conveyed Unit cannot travel in interchange service without the repair having been performed.

         "Second Amendment" has the meaning given in the recitals to this Agreement.

         "Secured Financing" means Sellers' secured credit facility and lending arrangements with institutional lenders, as set forth on Schedule J, all of which have been paid in full by Sellers prior to the date hereof.

         "Seller" or "Sellers" has the meaning given in the preamble to this Agreement.

         "Sellers Certificates" means certificates of Sellers substantially in the form attached hereto as Exhibit L to be delivered to Buyer Parties at Closing in accordance with Section 6.2(f) hereof.

         "Seller Indemnified Party" has the meaning given in Section 8.3.

         "Significant Assignee" has the meaning given in Section 10.6.

         "Stipulated Loss Value" means, with respect to each Conveyed Unit, the value assigned to such Conveyed Unit in Schedule 8.4(c).

         "Storage Agreement" means one or more agreements related to Buyers' (and, if applicable, the Andersons') storage rights at Sellers' facilities substantially in the form(s) attached hereto as Exhibit N.

         "Tax" or "Taxes" means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Authority, including any interest, penalties, fines, assessments or additions imposed with respect to the foregoing.

         "Title Representation" has the meaning given in Section 8.1(b).

         "Transfer Marks" means the following car marks: ITGX, RMGX, RMMX, KPXX and LSMX, to be included in the Purchased Assets.

         "Transition Agreement" means that certain transition services agreement by and among PRSC, Railcar and the Andersons, substantially in the form attached hereto as Exhibit O.

         "UCC" means the Uniform Commercial Code.

         "UMLER" means the Universal Machine Language Equipment Register maintained by the AAR.

         "UMLER Designation" has the meaning given in Section 3.7(c).

         "UPE" has the meaning given in Section 4.7.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 Purchase and Sale; Assignment and Assumption. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Sellers shall sell, transfer, assign, convey and deliver, and Buyer Parties shall purchase, all of the Purchased Assets, free and clear of all Liens other than Permitted Liens, and Buyer Parties shall pay the Purchase Price and assume the Assumed Liabilities.

         2.2 Excluded Assets. Notwithstanding anything contained herein to the contrary, all of Sellers' respective rights, title and interest in and to all of the following properties, assets and rights (the "Excluded Assets") shall be excluded from the Purchased Assets and shall not be sold, transferred, assigned, conveyed or delivered to Buyer Parties at the Closing:

                  (a)      properties, assets and rights set forth on Schedule
2.2; and

                  (b) any other properties, assets and rights that are not specifically identified as Purchased Assets hereunder.

         2.3 Payment and Delivery at Closing. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, in consideration of Sellers' sale, transfer, assignment, conveyance and delivery of their respective rights, title and interest in and to the Purchased Assets to Buyer Parties, Buyer Parties shall (i) assume the Assumed Liabilities and agree to pay, perform and discharge the same and (ii) pay to Sellers the Purchase Price, in accordance with the wire transfer instructions submitted to Buyer Parties in writing by Sellers at least two (2) business days before Closing.

         2.4 Purchase Price Adjustment. Each of the parties hereto acknowledges and agrees that in the ordinary course of business, certain of the railcars or locomotives included as part of the Purchased Assets may be sold by a Seller to a third party or may be materially damaged or completely destroyed as a result of third party negligence or otherwise. In addition, in the ordinary course of business, the Sellers may acquire additional railcars or locomotives that, by operation of the terms of this Agreement, will be included as part of the Purchased Assets. As a result, one business day prior to the Closing Date, Sellers shall provide Buyer Parties with an updated Schedule 3.7(C) identifying
(i) any railcars or locomotives that have been sold or suffered material damage or destruction that will be excluded from the Purchased Assets, and (ii) any additional railcars or locomotives acquired by Sellers in the ordinary course of business that will be included as part of the Purchased Assets, in each case since delivery of the immediately preceding Schedule 3.7(C). Upon delivery of the updated Schedule to Buyer Parties in accordance with the preceding sentence (and completion of Buyer Parties' review thereof to the extent practicable), the Purchase Price payable at Closing shall be adjusted to reflect such additions and deletions in the composition and quantity of the Purchased Assets in accordance with the formula (the "Adjustment Formula") set forth on Exhibit P. Within ten (10) business days following the Closing, Sellers shall deliver to Buyer Parties a final updated Schedule 3.7(C) as of the Closing Date. Rather than the Adjustment Formula, the Stipulated Loss Value for each affected railcar or locomotive shall be applied to such final updated Schedule 3.7(C), and, to the extent of any change in such Schedule that is undisputed by the parties hereto, within ten (10) business days after delivery to Buyer Parties of such Schedule, if such change results in a decrease of the Purchase Price, Sellers shall pay to Buyer Parties the amount by which the Purchase Price has decreased, and if such change results in an increase of the Purchase Price, Buyer Parties shall pay the amount by which the Purchase Price has increased. Resolution of disputed items in such updated Schedule shall be addressed pursuant to the provisions of Article VIII hereof.

         2.5 No Assumption of Retained Liabilities. Buyer Parties do not and will not assume or be obligated for any liability or obligation of any Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, whether disclosed pursuant to this Agreement or otherwise, not expressly assumed by Buyer Parties as an Assumed Liability (all of such obligations and liabilities not being assumed herein called the "Retained Liabilities"). All of the Retained Liabilities shall remain the sole responsibility of Sellers and Sellers shall pay and satisfy such Retained Liabilities when due in accordance with their terms to the extent that failure thereof would create any liability, damage, harm or obligation on the part of Buyer

Parties. Notwithstanding anything to the contrary elsewhere in this Agreement, the following shall be (without limitation) Retained Liabilities:

                  (a) Except as otherwise provided in Section 7.2, any liability of Sellers for Taxes accruing or arising from the ownership of the Purchased Assets on or before Closing;

                  (b) Except for the Residual Value Guarantees and any other Assumed Liability, any obligations of any Seller under any Assumed Contract accruing or arising on or before the Closing;

                  (c) Any liabilities under any Environmental Laws related to the Purchased Assets accruing or arising on or before the Closing;

                  (d) Any liabilities and obligations in respect of Actions related to the Purchased Assets and accruing and arising on or before the Closing, whether or not described on any Schedule to this Agreement, including without limitation Actions described on Schedule 3.13;

                  (e) Any liability of Sellers for any breach or failure to perform any of Sellers' covenants and agreements contained in, or made pursuant to, this Agreement, or, any liability of Sellers accruing or arising on or before Closing for any breach or failure to perform any of Sellers' covenants and agreements contained in any Contract, whether or not assumed hereunder, including breach arising from assignment of Contracts hereunder without consent of third parties;

                  (f) Any liability of Sellers or their Affiliates for any violation of or failure to comply with any Law of any Governmental Authority related to the Purchased Assets and accruing or arising on or before the Closing;

                  (g) Any obligation to a third party to pay or return any rental payments or other revenue earned or purportedly earned or other amounts owing, including per diem revenues or amounts, accruing or arising in connection with the operation of the Purchased Assets on or before the Closing;

                  (h)      Any liability relating to Excluded Assets;

                  (i) With respect to any and all Conveyed Units, any liability for the costs of Running Repairs that have been completed but not billed or paid, that are in process or, with respect to Conveyed Units in shop, that have not yet commenced; but only, in each case, to the extent such repairs are completed and billed within thirty (30) days after Closing; and

                  (j) Any other liability or obligation of any kind or nature of Sellers whatsoever unless expressly assumed by Buyer Parties as an Assumed Liability.

         2.6 Allocation of Purchase Price. The Purchase Price and the amount of the Assumed Liabilities (to the extent they constitute part of the amount realized by any Seller for income tax purposes) shall be allocated among Sellers and among the Purchased Assets sold by each Seller in accordance with
Schedule 2.6, which Schedule shall identify each Purchased Asset located in the United States, Canada (by province) and Mexico, respectively, and shall be prepared and agreed to before the Closing Date. The allocations on Schedule 2.6 are to comply with the allocation method required by Section 1060 of the Code, and the parties shall cooperate to comply with all procedural requirements of
Section 1060 and the regulations thereunder. Each party agrees that it will not take, nor will it permit any affiliated person to take (including Affiliates), for income tax purposes, any position inconsistent with the allocations on
Schedule 2.6; provided, however, that Buyer Parties' cost for the Purchased Assets may differ from the total amount allocated on Schedule 2.6 to reflect Buyer Parties' capitalized acquisition costs not included in the total amount so allocated, and Sellers' amounts realized for the Purchased Assets may differ from the total amount so allocated in order to reflect Sellers' transaction costs that reduce the amounts realized for income tax purposes.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers, jointly and severally, hereby represent and warrant to Buyer Parties that:

         3.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization as set forth in the preamble to this Agreement (which is its only place of incorporation or organization) and has full corporate or other power and authority to own, operate and lease the Purchased Assets that are owned, operated or leased by such Seller, as the case may be. Each Seller is duly qualified to do business as a foreign corporation or business entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of its respective ownership, operation and leasing of the Purchased Assets, as the case may be. The chief place of business and chief executive office of each Seller are located at the address of such Seller set forth as such in Schedule 3.1. The exact legal name of each Seller is set forth on the signature page hereto and each Seller's organizational identification number, if any, is listed on
Schedule 3.1. Except as set forth in Schedule 3.1, none of the Sellers has changed its name, changed its corporate structure, changed its jurisdiction of organization, changed its chief place of business/chief executive office or, to the Knowledge of Sellers, used any name other than its exact legal name at any time during the past five years. Each Seller has delivered to Buyer Parties true, correct and complete copies of its articles of incorporation and bylaws, or other governing instruments, as the case may be.

         3.2 Authorization. Each Seller has all necessary right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other actions on the part of any Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and is a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and other Laws affecting creditors' rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought at law or in equity).

         3.3      No Violation or Conflict; Consents. Except as set forth on
Schedule 3.3, the execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which each Seller is a party and the consummation of the transactions contemplated thereby do not and will not (a) conflict with, violate or breach any Laws, judgment, order or decree binding on such Seller, the articles of incorporation or bylaws or other governing instruments, as the case may be, of such Seller, or any Assumed Contract or Non-Conveyed Unit Lease to which such Seller is a party or by which such Seller is bound, or (b) give any other party to any Assumed Contract or Non-Conveyed Unit Lease any right of termination, cancellation, acceleration or modification thereunder. Except for (i) the Required Consents and (ii) such filings and consents as may be required pursuant to PUHCA and the HSR Act, as the case may be and if any, prior to the Closing, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by a Seller in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by each Seller of its obligations hereunder.

         3.4 Financial Information. Railcar and PRSC have furnished Buyer Parties with financial information containing historical results of operations and statements of assets and liabilities related to Railcar for the fiscal year ending November 30, 2002 and for the nine (9) month period ending August 31, 2003, and to PRSC for the fiscal year ending December 31, 2002 and for the nine
(9) month period ending September 30, 2003, copies of which are set forth on
Schedule 3.4 hereto (the "Financial Information"). The Financial Information was prepared in accordance with United States generally accepted accounting principles, consistently applied, except as otherwise noted therein or set forth on Schedule 3.4 attached hereto. Subject to the qualifications, assumptions and other limitations specified in the Financial Information and any notes thereto, the Financial Information fairly present in all material respects the results of operations and financial position of Railcar and PRSC for the periods set forth therein on a basis consistently applied with prior accounting periods.

         3.5 Absence of Change. Except as set forth on Schedule 3.5, as contemplated by this Agreement or in connection with the payoff of the Secured Financing, since February 28, 2003, (a) Sellers have operated the Purchased Assets in the ordinary course of business, consistent with past practice, and there has not been any event, occurrence or development which constitutes or, to the Knowledge of Sellers, could reasonably be expected to have or result in a Material Adverse Effect on the Purchased Assets, Assumed Liabilities, Buyer Parties or on any Seller's ability to consummate the transactions contemplated hereby or perform its obligations hereunder, (b) there has been no material change in Sellers' employment relationships with any of the Key Employees other than by reason of such Key Employees' death or disability, (c) no Seller has made any material capital commitment or expenditure, or incurred or become liable for any material debt or other material obligation or liability (except for expenditures incurred in the ordinary course of business) or entered into any guarantee or material agreement for the production or manufacture of goods or equipment or the providing of services, other than such commitments or expenditures that are incurred in the ordinary course of business, (d) other than in the ordinary course of business, there has been no damage, destruction or other casualty loss (whether or not covered by insurance) materially and adversely affecting the Purchased Assets or that would materially and adversely affect the Assumed Liabilities, (e) there has been no change in any method of accounting or accounting practices by any Seller, and (f) there has been no transaction or commitment made, nor any contract or agreement entered into, relating to the Purchased Assets or any relinquishment of any contract or other right material to the Purchased Assets or the Assumed Liabilities, other than transactions or commitments (i) in the ordinary course of business and in compliance with applicable Law, in all material respects, or (ii) expressly contemplated by this Agreement or the Assumed Contracts.

         3.6 Absence of Undisclosed Liabilities. Except as and to the extent expressly disclosed in the Financial Information or in Schedule 3.6, Sellers do not have any liabilities required to be reflected on a balance sheet or otherwise required to be disclosed in connection with a balance sheet in accordance with generally accepted accounting principles other than commercial liabilities and obligations incurred since August 31, 2003 in the ordinary and normal course of business and consistent with past practice and none of which has or will have a Material Adverse Effect on the Purchased Assets, the Assumed Liabilities or Buyer Parties.

         3.7      Title Matters.

                  (a) Other than Permitted Liens, each Seller has or will have prior to the Closing and will convey to and vest the applicable Buyer Parties with good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets owned or leased by such Seller, whether tangible or intangible, personal or mixed, free and clear of all Liens.

                  (b) Each Customer Lease is for the Conveyed Unit or Units identified therein, as set forth on Schedule 3.7(B) hereto. Schedule 3.7(B) contains a true, correct and complete list and description as of January 15, 2004 of all Customer Leases, including name of lessee, deal number (if applicable), type of lease (full service, modified, triple net, etc.), base lease rate (if applicable), number of lease payments remaining (if applicable and as of the date indicated therein), final payment due date under lease (if applicable), number of cars under lease and commencement date of lease.

                  (c) Schedule 3.7(C) hereto sets forth a true, correct and complete list as of January 15, 2004 of all Conveyed Units included in the Purchased Assets, including, as to each Conveyed Unit, the month and year built (and, if applicable, rebuilt), car type (by AAR equipment code), car mark and number assigned to such Conveyed Unit in UMLER ("UMLER Designation"), volume capacity (if known and if applicable), as expressed in cubic feet if a railcar, or in horsepower if a locomotive, total (gross) weight on rail, the AAR determination of extended life (if applicable), whether such Conveyed Unit is subject to a Customer Lease (and, if so, the deal number), name of car owner, whether such Conveyed Unit is primarily leased to a customer domiciled in Canada or in Mexico and, if applicable, storage location (including description, city and state).

                  (d) Since February 28, 2003, Sellers have not received any notice of the occurrence of any Event of Loss, or any event, which with the passage of time would constitute an Event of Loss, with respect to any Conveyed Unit, and, as of the Closing Date no Event of Loss will have occurred with respect to any Conveyed Unit.

                  (e) Each Customer Lease (i) to the Knowledge of Sellers, constitutes the legal, valid and binding obligation of the lessee thereunder,
(ii) has not been satisfied other than
in the ordinary course, subordinated by Sellers, or rescinded, (iii) to the Knowledge of Sellers, remains in full force and effect and (iv) to the Knowledge of Sellers, is enforceable against such lessee in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and other Laws affecting creditors' rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought at law or in equity).

                  (f) Except as set forth in Schedule 3.7(F), (i) to the Knowledge of Sellers, no lessee under any Customer Lease is currently in bankruptcy under the bankruptcy laws of the United States, Canada or Mexico, as applicable; (ii) no provision of any Assumed Contract has been waived, amended, or modified in any material respect, except by instruments or documents copies of which have been delivered to Buyer Parties and reflected on Schedule 3.7(F) and, in any event, no Assumed Contract has been waived, amended or modified since its origination to cure a payment default or delinquency, (iii) no delinquency or default by the lessee under any Customer Lease has occurred which has been waived by any Seller and (iv) to the Knowledge of Sellers, the lessee is in compliance with the terms of such Customer Lease in all material respects.

                  (g) No Action is pending or, to the Knowledge of Sellers, has been threatened asserting the invalidity of any Assumed Contract, or seeking any determination or ruling that might adversely and materially affect the validity or enforceability of any Assumed Contract.

                  (h) Sellers have not assigned, pledged or hypothecated any of the Assumed Contracts that constitute "chattel paper" for purposes of
Article 9 of the UCC other than in connection with the Secured Financing, all of which assignments, pledges and hypothecations shall be released at or prior to Closing. Except as set forth on Schedule 3.7(H), Sellers have, or prior to Closing will have, in each Contract File an original executed copy of each Customer Lease.

                  (i) Notwithstanding any other provision in this Agreement, no Assumed Contract has been originated in or is subject to the laws of any jurisdiction whose laws would make the assignment and transfer thereof pursuant to the terms hereof (or any subsequent assignment by Buyer Parties) unlawful (except that with respect to Assumed Contracts acquired by Sellers after origination thereof, the immediately preceding clause is limited to the Knowledge of Sellers).

         3.8 Additional Representations Relating to Conveyed Units and Assumed Contracts. As to the Conveyed Units and the Assumed Contracts:

                  (a) To the Knowledge of Sellers, each Conveyed Unit is marked with the UMLER Designation as noted on Schedule 3.8(A). Schedule 3.8(A) further sets forth whether each Conveyed Unit is leased out pursuant to a Customer Lease.

                  (b) All applicable Laws in respect of each Assumed Contract have been complied with by the Sellers and, to the Knowledge of Sellers, by the lessees, in all material respects and each Assumed Contract complies with all applicable Laws of the jurisdiction in which it was originated in all material respects (except that with respect to Assumed Contracts acquired by Sellers after origination thereof, the immediately preceding clause is limited to the Knowledge of Sellers).

                  (c) The lessee under each Customer Lease is (i) a United States or Canadian governmental agency, or (ii) a United States or Canadian common carrier by railroad engaged in the transportation of individuals or property or owner of trackage facilities leased by such common carrier, or (iii) a United States or Canadian corporation (provincial or federal), limited partnership, limited liability company or other entity or (iv) a Mexican entity listed on Schedule 3.8(C).

                  (d) To the Knowledge of Sellers, any guarantees on behalf of an applicable lessee required at the time of origination of an Assumed Contract remain in full force and effect.

                  (e) The Assumed Contracts were originated, acquired or purchased by Sellers in the ordinary course of business. The origination, acquisition and collection practices used by Sellers with respect to each Assumed Contract have been legal in all material respects.

                  (f) Except as set forth on Schedule 3.8(F), each lessee under a Customer Lease has accepted the related Conveyed Unit or Units and after reasonable opportunity to inspect and test, has not notified Sellers of any defects therein.

                  (g) Sellers have identified on Schedule 3.7(C) those Conveyed Units having an extended life determined by AAR as a result of being refurbished, modified or substantially rebuilt, and except as set forth on
Schedule 3.8(G), Sellers have in their Contract Files, and have filed, the proper documentation with AAR to qualify such Conveyed Units for such extended life along with updating UMLER records.

                  (h) No Seller has received any correspondence from AAR or FRA regarding any general or specific recalls for the Conveyed Units or any required modifications, nor, to the Knowledge of Sellers, does there exist any such general or specific recalls for any Conveyed Unit or any required modifications.

                  (i) The Purchased Assets are suitable for the uses for which they are presently held by each such Seller. Except for the restrictions requiring the Required Consents, none of the Purchased Assets is subject to any restrictions with respect to the transferability thereof.

                  (j) Each Assumed Contract provides for payment in United States Dollars.

                  (k) All Conveyed Units are located solely in the United States, Canada or Mexico.

         3.9 Intellectual Property. Schedule 3.9 attached hereto, other than as noted therein, contains a list of the material intellectual property used by Sellers, other than intellectual property that is commercially available, that is owned by or licensed to each Seller, and that is Related to the Purchased Assets (the "Intellectual Property").

         3.10 Compliance with Law. Except as set forth on Schedule 3.10 attached hereto, the Purchased Assets have been operated by Sellers in compliance with, and have been conducted in conformity to, all applicable Laws, in each case in all material respects.

         3.11 Permits, Licenses, Certificates of Authority, etc. No Permits and Licenses are used or are required by Law in connection with the Purchased Assets as such Purchased Assets have been and are presently operated by Sellers.

         3.12     Contracts, Agreements, etc.

                  (a) Schedule 3.12(A) attached hereto contains a correct and complete list identifying each of the Assumed Contracts and each other Contract. Sellers have provided Buyer Parties with true and complete copies of all such Contracts, including all amendments, modifications, waivers and elections applicable thereto.

                  (b) Except as set forth on Schedule 3.12(B), as to each Seller, each of the Assumed Contracts is a valid and binding obligation of each applicable Seller, is in full force and effect and is enforceable in accordance with its respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors' rights and subject to general principles of equity, regardless of whether enforcement is sought at law or in equity, and are in full force and effect). Except as set forth on Schedule 3.12(B), there is not under any such Assumed Contract, any existing material breach or material default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default) by the applicable Seller with respect thereto. Each applicable Seller has performed, and to the Knowledge of Sellers, every other party has performed, in each case, in all material respects, each term, covenant and condition of each of the Assumed Contracts that is to be performed at or before the date hereof. Except as set forth on Schedule 3.12(B), none of the Assumed Contracts or Non-Conveyed Unit Leases provides the other party thereto with a right to terminate or materially change the terms of such Assumed Contract or Non-Conveyed Unit Lease in the event of the assignment of such Assumed Contract or Non-Conveyed Unit Lease as contemplated in this Agreement, and to the Knowledge of Sellers, no party to an Assumed Contract or Non-Conveyed Unit Lease has plans to attempt to terminate, fail to perform or alter any Assumed Contract or Non-Conveyed Unit Lease (in each case, in any material respect) as a result of the transactions contemplated by this Agreement or otherwise. To the Knowledge of Sellers, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements or both, constitute a material default by any applicable Seller or, to the Knowledge of Sellers, any other party under any of the Assumed Contracts or Non-Conveyed Unit Leases and, to the Knowledge of Sellers, no party to any of the Assumed Contracts or Non-Conveyed Unit Leases intends or has a reasonable basis other than in the ordinary course of business upon which to cancel or terminate any of the Assumed Contracts or Non-Conveyed Unit Leases.

                  (c) Schedule 3.12(C) attached hereto contains a true, correct and complete list as of January 15, 2004 of all Non-Conveyed Units, including, as to each Non-Conveyed Unit, to the Knowledge of Sellers, the car mark and number, the deal number, the owner of such Non-Conveyed Unit and the year built.

                  (d) Schedule 3.12(D) attached hereto contains a true, correct and complete list and description as of January 15, 2004 of all Non-Conveyed Unit Leases, including name of lessee, deal number (if applicable), type of lease (full service, modified, triple net, etc.), base lease rate (if applicable), number of lease payments remaining (if applicable and as of the date indicated therein), final payment due date under lease (if applicable), number of cars under lease and commencement date of lease.

         3.13 Litigation. Schedule 3.13 contains a complete list and description of all Actions against Sellers related to the Purchased Assets for which Sellers have identified the existence thereof to their insurance carriers since January 1, 2000. Schedule 3.13 also contains a complete list and description of all Actions related to the Purchased Assets that, to the Knowledge of Sellers, are threatened or contemplated, or that are pending and that have not been identified to Sellers' insurance carriers. Sellers have made available to Buyer Parties access to Sellers' unprivileged files with respect to each such Action.

         3.14 Employee Benefits. With respect to employees that primarily work in connection with the Purchased Assets:

                  (a) Except as set forth on Schedule 3.14, with respect to current or former employees of Sellers, Sellers do not maintain, participate in or contribute to any (i) deferred compensation or retirement plans or arrangements, (ii) tax-qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), (iv) phantom stock appreciation right, stock option, stock purchase or other stock based plans, or (v) any fringe benefit plans or programs. Sellers do not maintain or contribute to any employee welfare benefit plan that provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or other applicable law.

                  (b) Each employee pension benefit plan which is intended to be a "qualified plan" has received an opinion letter from the Internal Revenue Service as to the qualification under the Code of such plan.

                  (c) With respect to each of the plans listed on Schedule 3.14, Sellers have made available to Buyer Parties true and complete copies of
(i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications about such plan, (ii) the opinion letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Report (including all schedules and other attachments for the most recent plan year, (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (v) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.

                  (d) All contributions and other payments required to have been made by Sellers with respect to any plan described on Schedule 3.14 have been or will be made when due.

                  (e)      To the Knowledge of Sellers, no plan described on
Schedule 3.14 is subject to any ongoing audit, investigation or other administrative proceeding of any Governmental Authority nor has any Action been commenced against any such plan (other than for benefits in the ordinary course), in which the adverse result thereof would result in a Material Adverse Effect on the Purchased Assets or on Buyer Parties after the Closing.

         3.15 Employment Matters. Except as set forth on Schedule 3.15, no Seller is party to, bound by, or negotiating in respect of any collective bargaining agreement or any other agreement with any labor union, association or other employee group in connection with its railcar leasing business, nor, to the Knowledge of Sellers, is any employee that primarily works in connection with its railcar leasing business represented by any labor union or similar association. Except as set forth on Schedule 3.15, no labor union or employee organization has been certified or recognized as the collective bargaining representative of any employee of Sellers that primarily works in connection with its railcar leasing business. Except as set forth on Schedule 3.15, to the Knowledge of Sellers, there are no formal union organizing campaigns or representation proceedings in process or formally threatened with respect to any employee of Sellers that primarily work in connection with its railcar leasing business, nor are there any existing or, to the Knowledge of Sellers, threatened at large labor strikes, work stoppages, organized slowdowns, unfair labor practice charges, or labor arbitration proceedings affecting employees of Sellers that primarily work in connection with its railcar leasing business.

         3.16 Taxes. Each Seller has filed all material Tax returns it is required to have filed that relates to any of the Purchased Assets. There are no unpaid Taxes, due and payable by any Seller, the non-payment of which is or could become a Lien upon, or otherwise could adversely affect, any of the Purchased Assets or the use thereof or could cause Buyer Parties to incur any liability. The preceding representations and warranties are made only to the Knowledge of Sellers with respect to any Taxes or Tax returns that are the responsibility of any lessee or other user of any of the Purchased Assets pursuant to the terms of any of the Assumed Contracts.

         3.17     Environmental Matters. Except as set forth on Schedule 3.17:

                  (a) Each Seller is in compliance with all applicable Environmental Laws related to the Purchased Assets. Except for matters that have been fully resolved, no Seller has received any written communication from any person or Governmental Authority that alleges that its operations in connection with the Purchased Assets are not in compliance with applicable Environmental Laws.

                  (b) Each Seller has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the conduct of its railcar leasing business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and each Seller is in compliance with all terms and conditions of the Environmental Permits.

                  (c) There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against or concerning the Purchased Assets.

                  (d) No Release of any Hazardous Material has occurred on or from any of the Purchased Assets, which requires investigation, assessment, monitoring, remediation or cleanup under Environmental Laws.

                  (e) There are no acts or omissions on the part of Sellers relating to the Purchased Assets that could form the basis for liability or potential liability under Environmental Laws.

         3.18 AS IS. The Conveyed Units comprising the Purchased Assets are being sold, transferred, assigned, conveyed and delivered hereunder, as the case may be, "AS IS, WHERE IS, WITH ALL FAULTS" without any representation or warranty by Sellers or any other person other than the express representations and warranties made by Sellers in this Article III.

         3.19 No Broker. No Seller (i) has had any dealings, negotiations or communications with (other than with intermediaries engaged by potential purchasers of the Purchased Assets) or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement or (ii) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement.

         3.20 Canadian Competition Act. Assuming the Closing Date is the date hereof (which assumption does not apply for purposes of Section 6.2(a)), Sellers together with their affiliates (as defined in the Canadian Competition
Act) do not have assets in Canada that exceed $200 million Cdn. or annual gross revenues from sales in, from and into Canada which exceed $250 million Cdn., in each case as determined pursuant to section 109 of the Canadian Competition Act and the regulations thereto.

         3.21 Investment Canada Act. The value of the Purchased Assets located in Canada, calculated in the manner prescribed by the Investment Canada Act, is less than $237 million Cdn., none of the Sellers of the Purchased Assets in Canada is a financial institution (as such term is defined in the Bank Act (Canada)) and the Sellers' respective railcar leasing businesses in Canada utilizing the Purchased Assets do not engage in the carriage of passengers or goods from one place to another by any means (which, for greater certainty, does not include leasing an asset to a person that engages in the carriage of passengers or goods from one place to another).

         3.22 Residual Value Guarantees. Schedule 3.22 attached hereto sets forth, with respect to each Residual Value Guarantee, a true, correct and complete list of all railroad cars as set forth in the related Assumed Contract on the date of such Assumed Contract subject to such Residual Value Guarantee, including, as to each such car, to the Knowledge of Sellers, the UMLER Designation (mark and number), the customer name, the deal number, the number of cars subject to each Residual Value Guarantee, the commencement and termination dates of each underlying Contract, the guaranteed residual amount for each car, purchase option (if any) and loss limit (if any).

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

         Buyer Parties hereby represent and warrant to Sellers:

         4.1 Organization. Each Buyer Party is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization as set forth in the preamble to this Agreement (which is the only place of incorporation or organization) and has full corporate or limited liability company power and authority to conduct its respective business as it is presently being conducted and to own and lease its respective properties and assets. Each Buyer Party is duly qualified to do business as a foreign corporation, limited liability company or business entity and is in good standing in each jurisdiction in which such qualification is necessary under applicable Law as a result of the conduct of its respective business or ownership and leasing of its respective properties and assets, as the case may be. Each Buyer Party has delivered to Sellers true, correct and complete copies of its certificate of incorporation, articles of organization and limited liability company agreement, or other governing instruments, as the case may be.

         4.2 Authorization. Each Buyer Party has all necessary right, power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other actions on the part of any Buyer Party or any Direct Purchaser is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Buyer Party and is a valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and other Laws affecting creditors' rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought at law or in equity).

         4.3 No Violation or Conflict; Consents. The execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to which each Buyer Party is a party do not and will not (a) conflict with, violate or breach any Laws, judgment, order or decree binding on any Buyer Party or on any Direct Purchaser, its respective articles of incorporation, bylaws or other governing instruments, as the case may be, of such Buyer Party, or any material contract to which it is a party or by which it is bound, or (b) give any other party to any material contract to which any Buyer Party or any Direct Purchaser is a party or by which it is bound any right of termination, cancellation, acceleration or modification thereunder. Except for (i) the Required Consents and (ii) such filings and consents as may be required pursuant to federal securities laws and the HSR Act, as the case may be and if any, prior to the Closing, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority is necessary or is required to be made or obtained by any Buyer Party or any Direct Purchaser in connection with the execution, delivery or performance of this Agreement by any Buyer Party or the consummation of the transactions contemplated hereby.

         4.4 Litigation. There is no Action now pending or in effect, or, to the knowledge of Buyer Parties, threatened or contemplated, that, in the reasonable judgment of Buyer Parties, if adversely determined, would have a Material Adverse Effect on any Buyer Party's or on any Direct Purchaser's business, properties or assets, or the transactions contemplated by this Agreement.

         4.5 Financial Capability. Buyer Parties have, or will have, available on the Closing Date all funds necessary to enable Buyer Parties to perform this Agreement in accordance with its terms.

         4.6 No Broker. Except as set forth on Schedule 4.6, no Buyer Party nor any Direct Purchaser (i) has had any dealings, negotiations or communications with or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement nor (ii) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement.

         4.7      [intentionally omitted]

         4.8 Canadian Competition Act. Assuming the Closing Date is the date hereof (which assumption does not apply for purposes of Section 6.3(a)), Buyer Parties together with their affiliates (as defined in the Canadian Competition Act) do not have assets in Canada that exceed $200 million Cdn. or annual gross revenues from sales in, from and into Canada which exceed $150 million Cdn., in each case as determined pursuant to section 109 of the Canadian Competition Act and the regulations thereto.

         4.9 Investment Canada Act. Each of the Buyer Parties is a WTO investor within the meaning of the Investment Canada Act.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

         5.1 Conduct. Except as provided in this Agreement or as mutually agreed by the parties hereto, until the earlier of Closing or the termination of this Agreement in accordance with its terms, Sellers shall operate the Purchased Assets only in the ordinary course of business, including, but not limited to, with respect to Sellers' collection practices. Sellers shall use commercially reasonable efforts to maintain the Purchased Assets in substantially the same condition as existed on February 28, 2003, ordinary wear and tear and Events of Loss excepted. In addition, Sellers shall use commercially reasonable efforts to commit no act or omission not in the ordinary course of business that would increase the Assumed Liabilities in any material respect. Sellers shall also use commercially reasonable efforts to maintain their relationships with their respective customers and with each of the Key Employees. Sellers will advise Buyer Parties promptly of any development having a Material Adverse Effect on the Purchased Assets and/or the Assumed Liabilities.

         5.2 Pre-Closing Actions of Sellers. Sellers covenant and agree that pending the Closing, Sellers shall use their commercially reasonable efforts (a) not to take any action that is inconsistent with the satisfaction of any condition set forth in Section 6.1 or 6.2, (b) to pay and perform all of their respective debts, obligations and liabilities related to the Purchased Assets as and when they become due in the ordinary course, (c) not to take or agree or commit to take any action that would make any representation or warranty of such Seller under this Agreement inaccurate in any material respect as of the Closing Date, or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Closing Date, (d) to obtain all Required Consents of Sellers, which shall be reasonably satisfactory in form and substance to Buyer Parties, including a provision permitting the further transfer and assignment of the subject Purchased Assets to a Financing Purchaser, Direct Purchaser or the assignee contemplated by Section 6.2(n) (if applicable), (e) to, acting in good faith, obtain an executed Notice and Acknowledgment from each applicable lessee of a Customer Lease (and thereafter, with lower priority, from each applicable lessee of a Non-Conveyed Unit Lease), (f) to cause all original, executed copies of Assumed Contracts constituting "chattel paper" under the UCC in the possession of Sellers' lenders to be delivered to Buyer Parties or to the lender or lender's agent under the Buyers Financing prior to or at the Closing and (g) in acknowledgement of Buyers' need to securitize the Conveyed Units and related Customer Leases, to bring lessee obligations under delinquent Customer Leases current prior to Closing.

         5.3 Pre-Closing Actions of Buyer Parties. Buyer Parties covenant and agree that, pending the Closing, Buyer Parties shall use their commercially reasonable efforts (a) not to take any action that is inconsistent with the satisfaction of any condition set forth in Section 6.1 or 6.3 hereof, (b) to pay and perform all of their debts, obligations and liabilities as and when they become due in the ordinary course, (c) not to take or agree or commit to take any action that would make any representation or warranty of Buyer Parties under this Agreement inaccurate in any material respect as of the Closing Date, or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Closing Date, (d) obtain all Required Consents of Buyer Parties, which shall be reasonably satisfactory in form and substance to Sellers, (e) to, acting in good faith, assist Sellers in obtaining an executed Notice and Acknowledgment from each applicable lessee, and (f) to consummate the Buyers Financing.

         5.4 Access to Information. Subject to responsibilities of the Andersons to indemnify Sellers in accordance with the terms and conditions of that certain license agreement, dated March 14, 2003 (the "License Agreement"), by and among the Andersons, Railcar and PRSC, Sellers shall afford Buyer Parties, their representatives, agents, accountants, attorneys, lenders and rating agencies the unrestricted opportunity to perform all reasonable evaluations, research, and analysis of the Purchased Assets and Assumed Liabilities that Buyer Parties deem necessary to consummate the transactions contemplated by this Agreement. Sellers will make available to Buyer Parties and their representatives, agents, accountants, attorneys, lenders and rating agencies reasonable access to the Purchased Assets and documents and information (including computer databases) relating to the Purchased Assets and Assumed Liabilities, and reasonable access to personnel, accountants and counsel during normal working hours.

         5.5 Further Assurances; Consents; Waiver of Notices. Each of the parties hereto hereby agrees to proceed diligently (a) to obtain any and all approvals of Governmental Authorities, Required Consents, Notice and Acknowledgements from each applicable lessee of a Customer Lease and other third party consents, approvals, notations and authorizations required to be obtained by it in connection with the consummation of the transactions contemplated by this Agreement, (b) to comply with all conditions and covenants applicable or related to it as contemplated by this Agreement, and (c) to take all such commercially reasonable other actions as are necessary or advisable in order to cause the consummation of the transactions contemplated hereby.

         5.6 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of Sellers and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon in advance by the parties hereto in writing; provided, however, that any party hereto shall be entitled to make a public announcement of the foregoing if such announcement is required to comply with Laws or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives prior written notice to the other parties hereto of its intention to make such public announcement and reasonable opportunity to comment.

         5.7      Confidentiality.

                  (a) Each of the parties hereto, in the capacity of Recipient, acknowledges and agrees that all Confidential Information of the other parties hereto, in the capacity of Discloser, shall be used solely for the purpose of evaluating the transactions contemplated by this Agreement and not in any way directly or indirectly detrimental to Discloser and such Confidential Information shall be kept strictly confidential by the Recipient and not disclosed to any third party, except that the Recipient may disclose the Confidential Information or portions thereof to its officers, directors, managers, shareholders, members, employees, agents and advisors (the "Representatives") who need to know such information for the purpose of evaluating the transactions contemplated hereby or negotiating, discussing or consulting with the Discloser or its Representatives concerning the same (it being understood that the Recipient must inform its Representatives of the confidential nature of the Confidential Information and have them agree to be bound by the terms of this Section so as not to disclose the Confidential Information to any other individual or entity). Each party agrees to be responsible for any breach of this Section by its respective Representatives. Notwithstanding the foregoing, each Recipient shall have no obligation pursuant to this Section with respect to Confidential Information that: (a) was in the public domain at the time of Discloser's disclosure of the Confidential Information to Recipient; (b) entered the public domain through no fault of Recipient subsequent to the time of Discloser's disclosure of the Confidential Information to Recipient; (c) was in Recipient's possession free of any obligation of confidence at the time of Discloser's disclosure of the Confidential Information to Recipient; (d) can be shown by documentation to have been independently developed by the Recipient without use of or reference to any Confidential Information; or (e) is disclosed under operation of Law in accordance with the following paragraph.

                  (b) Further, notwithstanding anything herein to the contrary, any party to this Agreement (and any Representative of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable securities Laws of the United States.

         5.8 Notices of Certain Events. Prior to Closing, each of Sellers and Buyer Parties (except with respect to paragraph (d) below) shall have a duty promptly to notify each other of:

                  (a) Any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) Any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                  (c) Any Action commenced or, to its knowledge threatened against, relating to or involving, or otherwise affecting Sellers or Buyer Parties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or 4.4, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) The material damage or destruction by fire or other casualty of any Purchased Asset or in the event that any Purchased Asset or part thereof becomes the subject of any Action or, to the Knowledge of Sellers, threatened Action for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other government action.

                  (e) As soon as such party is aware thereof, the reasonable likelihood that any condition to Closing set forth in Article VI will not be satisfied.

         5.9      Schedule Updates.

                  (a)      Sellers have delivered Schedules (as of January 15,
2004) to Buyer Parties, which are attached hereto and made a part hereof. Buyer Parties have performed due diligence in connection with all such Schedules and are satisfied therewith. Buyer Parties agree to promptly inform Sellers, in writing, prior to Closing of any facts that come to their attention that may indicate that any of Sellers' representations or warranties may be untrue or that Sellers have otherwise breached any provision of this Agreement in a manner that could give any Buyer Indemnified Party any indemnification rights under
Article VIII (although the failure by Buyer Parties to so inform Sellers shall have no effect whatsoever on any of Buyer Parties' rights or remedies against Sellers under this Agreement for any untrue representation or warranty made by Sellers hereunder or any such other breach). Notwithstanding anything to the contrary in this Agreement, except for information set forth in Article III and the Schedules attached to this Agreement, as updated in accordance with this
Section 5.9, no review by Buyer Parties or knowledge of any Buyer Party relating to the subject matter of this Agreement shall operate as a waiver or otherwise affect the ability of Buyer Parties or their Affiliates to seek indemnification under Article VIII.

                  (b) Schedules A (Part I and Part II thereof), 3.7(B), 3.7(C), 3.12(C) and 3.12(D) shall be updated again as of the business day before Closing. Each party understands and agrees that such updates may warrant, if applicable, inclusion of additional Schedules. Sellers and Buyer Parties agree that in the interest of time, the above referenced Schedules are being attached hereto on the date hereof without the benefit of a thorough review by all interested parties and that any inaccuracy reflected therein on the date hereof shall not be deemed a breach of this Agreement provided that such inaccuracy does not appear therein on the Closing Date. Modifications to Schedule 3.7(C) prior to the Closing Date shall be subject to the provisions of Section 2.4 (Purchase Price Adjustment), while modifications to Schedule 3.7(C) to be made immediately after the Closing Date (as contemplated in Section 2.4) shall be subject to the provisions of Section 8.4(c). Each party hereto agrees to cooperate with each other so that the contents of Schedule 3.7 are as accurate as is reasonably practicable on and as of the Closing Date.

         5.10 Notice of Closing Date. Buyer Parties shall give Sellers at least five (5) business days prior written notice of the Closing Date and Sellers may rely upon such date for purposes of performing any of its obligations hereunder.

                                   ARTICLE VI
               CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING

         6.1 Conditions Precedent to Each Party's Obligations to Close. The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                  (a) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their reasonable best efforts to have any such order, decree or injunction vacated or reversed;

                  (b) all applicable waiting periods under the HSR Act and similar Laws of a foreign jurisdiction, if any, shall have expired or been terminated, and neither the Federal Trade Commission, the U.S. Department of Justice nor any other Governmental Authority shall have instituted, or threatened to institute, either before or after the expiration of such waiting period, if any, a proceeding concerning this Agreement or the consummation of the transactions contemplated hereby;

                  (c) all consents, authorizations, orders, permits and approvals from (or registrations, declarations or filings with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, permit, approval, filing or registration will not have a Material Adverse Effect on Sellers, Buyer Parties, the Purchased Assets or Assumed Liabilities following the Closing;

                  (d) the Bill of Sale and Assignment and Assumption Agreement shall have been executed by the applicable parties thereto;

                  (e)      [intentionally omitted];

                  (f) the Non-Compete Agreement shall have been executed by the applicable parties thereto;

                  (g) the Storage Agreement(s) shall have been executed by the applicable parties thereto;

                  (h) the Railcar Mark Usage Agreement(s) shall have been executed by the applicable parties thereto;

                  (i) the Transition Agreement shall have been executed by the applicable parties thereto;

                  (j) the Andersons Bill of Sale shall have been executed by the applicable parties thereto;

                  (k) the Employee Lease Agreement shall have been executed by the applicable parties thereto;

                  (l) the Escrow Agreement shall have been executed by applicable parties hereto and the Escrow Agent;

                  (m) Sellers and Buyer Parties shall have obtained Notice and Acknowledgments from lessees of Customer Leases in the number and from the lessees as are required to consummate the Buyers Financing; and.

                  (n) Schedule 8.4(c) shall be satisfactory to each of the parties hereto.

         6.2 Conditions Precedent to Obligations of Buyer Parties. The obligation of Buyer Parties to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                  (a) the representations and warranties of Sellers contained in Article III shall be true and correct in all respects at and as of the Closing Date (or such other date as may be specified therein) with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein), except in each case, where such failure to be true and correct in all respects would not result in a Material Adverse Effect on the Purchased Assets, Assumed Liabilities or Buyer Parties;

                  (b) each Seller shall have performed, in all respects, all obligations and complied, in all respects, with all covenants contained herein that are necessary to be performed or complied with by it at or before Closing, except in each case, where such failure to perform and comply in all respects would not result in a Material Adverse Effect on the Purchased Assets, Assumed Liabilities or Buyer Parties;

                  (c) all Required Consents of Sellers shall have been obtained, and no Required Consent, including without limitation, the consents, authorizations, orders, permits and approvals described in Section 6.1(c), shall contain any terms or conditions that, in the reasonable judgment of Buyer Parties, will have a Material Adverse Effect on Buyer Parties, or on Buyer Parties' anticipated benefits to be obtained from the transactions contemplated herein;

                  (d) All amendments or supplements to the Schedules pursuant to Section 5.9, in Buyer Parties' reasonable judgment, shall be acceptable to Buyer Parties in all material respects, and shall not be likely to materially and adversely affect Buyer Parties, the Purchased Assets or the Assumed Liabilities (other than those amendments or supplements that solely affect the matters taken into account by the Adjustment Formula);

                  (e) there shall have occurred no Material Adverse Effect on Sellers, the Purchased Assets or the Assumed Liabilities from February 28, 2003 to the Closing Date;

                  (f)      Buyer Parties shall have received the Sellers
Certificates;

                  (g) Buyer Parties shall have received the Books and Records;

                  (h) Buyer Parties shall have received a Lien search report with the Surface Transportation Board and comparable Lien search reports from Mexican and Canadian Governmental Authorities, as applicable, and shall further have received a UCC Lien search report with regard to the railcars and locomotives included as part of the Purchased Assets and shall further have received an opinion of counsel with respect to the results of such Lien search reports, none of which shall evidence any Liens on the Purchased Assets (other than Permitted Liens) that (i) cannot be cured on or prior to the Closing and
(ii) will prevent Buyers from obtaining the Buyers Financing as determined in good faith by BB&T Capital Markets, a division of Scott & Stringfellow, Inc. and as set forth in writing by an officer thereof;

                  (i)      the adjustment to the Purchase Price described in
Section 2.4, if any, shall not have increased the unadjusted Purchase Price by more than $14,000,000;

                  (j)      [intentionally omitted]

                  (k)      Buyer Parties shall have received the Parent
Guaranty;

                  (l) All original copies of each Assumed Contract in the possession of Sellers and/or any lender or lender's agent in connection with the Senior Financing (or any other financing arrangement of Sellers) shall have been delivered to Buyers or the lender or lender's agent in connection with the Buyers Financing;

                  (m) None of the Key Employees shall have terminated his employment relationship with Sellers prior to Closing, other than by reason of such Key Employee's death or disability; and

                  (n) BB&T Capital Markets, a division of Scott & Stringfellow, Inc. shall have determined that no more than $2,000,000 of the Purchase Price of Conveyed Units set forth in Schedule 3.7(C) and Customer Leases set forth in Schedule 3.7(B) (as valued by BB&T Capital Markets, a division of Scott & Stringfellow, Inc.) shall be ineligible to be securitized or otherwise ineligible to be included in the Buyers Financing; provided, however, if this condition is not satisfied, Buyer Parties may elect to waive this condition in whole but not in part; and provided, further, that Buyers, to the extent of such ineligible Conveyed Units and/or Customer Leases, may assign their rights or obligations to purchase all (but not less than all) of such ineligible Conveyed Units and/or Customer Leases to the Andersons upon the same terms and conditions as set forth in this Agreement.

                  (o) As applicable and as required under that certain Agreement for Refundable Advance, dated December 19, 2003, between PRSC and the Andersons, PRSC shall refund to the Andersons all sums due and owing thereunder.

         6.3 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                  (a) the representations and warranties of Buyer Parties contained in Article IV shall be true and correct in all respects at and as of the Closing Date (or such other date as may be specified therein) with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein), except in each case, where such failure to be true and correct in all respects would not result in a Material Adverse Effect on the Retained Liabilities or Sellers;

                  (b) Buyer Parties shall have performed, in all respects, all obligations and complied, in all respects, with all covenants contemplated herein that are necessary to be performed or complied with by it at or before Closing, except in each case, where such failure to perform and comply in all respects would not result in a Material Adverse Effect on the Retained Liabilities or Sellers;

                  (c) all Required Consents of Buyer Parties shall have been obtained and no Required Consent, including without limitation the consents, authorizations, orders, permits and approvals described in Section 6.1(c), shall contain terms or conditions that, in the reasonable judgment of Sellers, will have a Material Adverse Effect on any Seller, or on any Seller's benefits to be obtained from the transactions contemplated herein;

                  (d)      Sellers shall have received Buyers Certificates;

                  (e)      the adjustment to the Purchase Price described in
Section 2.4, if any, shall not have decreased the unadjusted Purchase Price by more than $14,000,000;

                  (f)      [intentionally omitted]

                  (g)      [intentionally omitted]

                  (h)      [intentionally omitted]

                  (i) Sellers shall have received certificates of insurance confirming Buyer Parties' initial compliance with their respective obligations set forth in Section 7.7;

                  (j) Sellers shall have received all exemption certificates and other applicable documentation to be provided by Buyer Parties pursuant to Section 7.2; and

                  (k) In the event Buyer Parties elect to waive the condition to Closing set forth in Section 6.2(n) and/or assign the right to purchase all (but not less than all) of the Conveyed Units and associated Customer Leases not eligible to be included in Buyers Financing to the Andersons, in accordance with Section 6.2(n), such assignment and the ramifications thereof, including but not limited to, regulatory consequences, shall be acceptable to Sellers and the Andersons shall purchase all such Conveyed Units and associated Customer Leases prior to or concurrently with the Closing.

                  (l) The Andersons shall have delivered to Sellers its notice of intention not to exercise the Option under, and shall have paid the Option Fee required by, the terms of the Purchase Option Agreement.

         6.4 Procedure for Failure to Satisfy Conditions Prior to Closing. With respect to conditions precedent set forth in Section 6.2, in the event that, in Buyer Parties' reasonable judgment, any of such conditions precedent have not been satisfied as of February 16, 2004 (or such later date as the parties hereto may mutually agree upon in writing) or, with respect to conditions precedent set forth in Section 6.3, in the event that, in Sellers' reasonable judgment, any of such conditions precedent have not been satisfied as of February 16, 2004 (or such later date as the parties hereto may mutually agree upon in writing), then the party that was to have the benefit of such unsatisfied condition precedent shall notify the other party (or parties, as applicable) in writing indicating its election to (a) waive such condition precedent or (b) if permissible, terminate this Agreement pursuant to Section 9.1(b). In lieu of the foregoing, Buyer Parties and Sellers may agree to consummate the transactions contemplated by this Agreement on such additional terms as are agreed to by Sellers and Buyer Parties.

                                  ARTICLE VII
                         POST-CLOSING AND OTHER MATTERS

         7.1 Access to Records. After the Closing, upon reasonable notice, Buyer Parties shall give, or cause to be given, to Sellers, Sellers' Affiliates and their respective Representatives, during normal business hours, access to the Purchased Assets (subject to Sellers' agreement to be bound to an agreement substantially similar to the License Agreement) and all books and records, including without limitation the Books and Records, relating to the Purchased Assets and Assumed Liabilities, and Buyer Parties shall permit such persons to examine and copy such books and records and investigate such Purchased Assets and Assumed Liabilities to the extent requested by Sellers and at Sellers' expense in connection with any reasonable business purpose; provided, however, that such access does not unreasonably disrupt the normal operations of Buyer Parties or unreasonably interfere with the servicing, management or operation of the Purchased Assets.

         7.2      Tax Matters.

                  (a) No portion of the Purchase Price or Assumed Liabilities constitutes any amount payable in respect of any Tax payable by reason of the sale, purchase, or transfer of the Purchased Assets hereunder.

                  (b) Sellers and Buyer Parties each shall pay 50% of all transfer, sales, recording, and similar Taxes arising in connection with the transactions contemplated hereunder and imposed by the United States of America, any state thereof, or any political subdivision of the United States or any such state; provided, however, that Buyer Parties shall pay 100% of any such Tax incurred as a result of Buyer Parties' failure to timely provide a sale-for-resale or other applicable exemption certificate or documentation. The parties shall cooperate to comply with all Tax return and Tax payment requirements for such Taxes, and shall provide such applicable exemption certificates and other documentation and take such other actions as may be reasonably necessary to minimize the amount of any such Taxes. If any party pays any portion of such Tax which is the responsibility of another party under this
Section 7.2(b), the party responsible for the payment of such portion shall reimburse the party having made the payment upon written demand therefor, accompanied by documentation evidencing that such Tax has been paid.

                  (c) With respect to Purchased Assets located in or based in Canada, Buyer Parties shall pay (in addition to the applicable portion of the Purchase Price) to the Seller which is selling Purchased Assets that are located in Canada (i) all Canadian federal goods and services tax ("GST") payable in respect of the sale and transfer of such Purchased Assets, (ii) all Canadian federal harmonized tax ("HST") payable in respect of the sale and transfer of such Purchased Assets, if any, situated in any of the provinces of Newfoundland and Labrador, Nova Scotia, and New Brunswick, and (iii) all Quebec sales tax ("QST") payable in respect of the sale and transfer of such Purchased Assets, if any, situated in the province of Quebec, it being understood that such Seller is required to collect and remit GST, HST, and QST. In addition, Buyer Parties shall provide to such Seller at Closing provincial sales tax purchase exemption certificates with respect to such Purchased Assets for each of the following provinces in which any of such Purchased Assets is situated: British Columbia, Saskatchewan, Manitoba, Ontario, and Prince Edward Island. If Buyer Parties cannot or do not provide such a certificate for any of the foregoing provinces, Buyer Parties shall pay to such Seller the amount of provincial sales tax payable in respect of the Purchased Assets located in such province. At Closing, Buyer Parties shall pay to the Escrow Agent, to be held by such Escrow Agent in escrow pursuant to the Escrow Agreement, the amounts of GST, HST, QST, and provincial sales taxes calculated by such Seller on the basis of a preliminary trace of the location of the relevant Purchased Assets within one week prior to the Closing Date. As soon as practicable after the Closing Date, such Seller shall determine the location of such Purchased Assets at the time of Closing, recalculate the applicable amounts of GST, HST, QST, and provincial sales taxes, and notify Buyer Parties in writing of the recalculated amount of each such tax and recalculated amount of all such taxes in the aggregate. If the aggregate amount deposited into escrow by Buyer Parties at Closing for all such taxes differs from the aggregate amount of all such taxes as so recalculated, then (i) when such Seller provides such written notification, the Escrow Agent shall be directed to refund to Buyer Parties the amount by which the aggregate amount deposited by Buyer Parties for all such taxes at Closing exceeds the aggregate amount of all such taxes as so recalculated, or (ii) on the first business day after the day of receipt of such written notification, Buyer Parties shall deposit with the Escrow Agent the amount by which the aggregate amount of all such taxes as so recalculated exceeds the aggregate amount deposited by Buyer Parties for all such taxes at Closing. The Escrow Agreement shall require the Escrow Agent to remit to each Seller which is selling Purchased Assets that are located in Canada at Closing such escrowed amounts at least five (5) business days before such time or times such Sellers are to timely remit to the appropriate governmental authorities all such GST, HST, and QST (and, if applicable, provincial sales tax) paid by Buyer Parties. At the later of (i) the time of notifying Buyer Parties of the recalculated amount of GST, HST and QST and provincial sales tax or (ii) if applicable, one business day after the date Buyer Parties deposit with the Escrow Agent (with written notice thereof to Sellers) the amount by which the aggregate amount of all such taxes as so recalculated exceeds the aggregate amount deposited by Buyer Parties at Closing, each such Seller shall provide Buyer Parties with such required documentation necessary for Buyer Parties to claim recovery of such taxes to the extent recoverable under applicable law.

                  (d) In the case of Purchased Assets sold to Buyer Parties by Mexican Seller, Buyer Parties shall, in foreign currency (Mexican Pesos) based on the official exchange rate published in the Diario Oficial de la Federacion (Official Journal of the Federation) on the business day prior to the Closing Date, remit to Mexican Seller the Mexican value added tax ("VAT") in respect of the sale of such Purchased Assets equal to 15% of the amount of Purchase Price payable for such Purchased Assets, at least five (5) business days before the Mexican Seller is to timely remit to the appropriate governmental authorities all such VAT, it being understood that the Mexican Seller is required to collect and remit such VAT. Mexican Seller shall (as soon as practicable after Closing) provide Buyer Parties with a formal Mexican invoice, in accordance with the terms of Article 29-A of the Tax Code of the Federation, covering the corresponding amount of the Purchase Price, plus the applicable VAT. The formal Mexican invoice will reflect the dollar amount of the corresponding Purchase Price, as well as the peso amount, based on the official exchange rate published in the Diario Oficial de la Federacion (Official Journal of the Federation) on the business day prior to the date of payment of the corresponding Purchase Price. Additionally, at Closing, Mexican Seller shall provide Buyer Parties with copies of the permanent import pedimentos (declarations) as required by applicable law covering such Purchased Assets that have been imported into Mexico on a permanent basis, and such other documentation necessary for Buyer Parties to obtain recovery of such VAT, to the extent recoverable under applicable law.

                  (e) Notwithstanding any other provision of this Agreement, (i) Sellers shall not pay, reimburse, be liable for, indemnify or hold harmless any Buyer Indemnified Party from and against any Taxes for which any lessee or other user of a Purchased Asset is liable under any of the Assumed Contracts with respect to any period (or portion thereof) commencing after the Closing, and (ii) Sellers shall be entitled to any amounts with respect to Taxes that may become payable to or for the benefit of any Seller or its Affiliates under any of the Assumed Contracts with respect to any period (or portion thereof) ending on or before the Closing Date. Buyer Parties shall take any and all actions that any Seller may reasonably request, at the expense of such Seller, to permit such Seller to recover with respect to Taxes under any of the Assumed Contracts.

         7.3 UMLER Designations and Restenciling. As promptly as practicable following Closing (but in no event more than 30 days from the Closing Date), Sellers shall take or cause its Affiliates to take, at Sellers' expense and with Buyer Parties' assistance as required, all necessary action to change the UMLER designation associated with the Transfer Marks so as to reflect the change in ownership of the Transfer Marks following Closing. Buyer Parties shall, at Buyer Parties' expense, register the change in ownership of the Transfer Marks with RAILINC Corp., a subsidiary of the AAR. In addition, following receipt of written notice by Sellers, Buyer Parties agree to reimburse Sellers for all reasonable out of pocket expenses incurred by Sellers in

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

connection with restenciling each railcar owned by Sellers following the Closing that utilized the LSMX car mark, each of which such cars is identified on
Schedule 7.3.

         7.4 Collections. With the understanding that Buyer Parties shall be entitled to all rentals and revenues earned from the Purchased Assets immediately following the Closing and that Sellers shall be entitled to all rentals and revenues earned from the Purchased Assets through the Closing, as amounts are collected by either Buyer Parties, Sellers or any of their Affiliates or any other person or entity that are attributable to Buyer Parties or Sellers in accordance with the terms hereof, as the case may be, Buyer Parties or Seller shall or shall cause the receiving party to immediately remit the same to the entitled party.

         7.5 Post-Closing Records. Following the Closing, each of Sellers and Buyer Parties shall cause their respective records to be marked to reflect the transfer of the Purchased Assets and Assumed Liabilities to Buyer Parties. To the extent not already done, immediately following the Closing, Sellers shall deliver each Contract File for each Assumed Contract to Buyer Parties together will all maintenance records related to the Purchased Assets in their possession.

         7.6 Further Assurances. At any time and from time to time after the Closing, at either party's request and without further consideration, Sellers or Buyer Parties, as the case may be, shall execute, and shall cause their respective Affiliates to execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Sellers or Buyer Parties may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated herein.

         7.7 Additional Insured. From and after the Closing, Buyer Parties shall maintain or shall cause to have maintained general liability insurance in an aggregate amount of not less than $5,000,000, naming Sellers as additional insureds thereunder, and property insurance in an amount not less than $15,000,000, for a period of ten (10) years. Buyer Parties shall obtain such insurance from an A-rated insurance company. Buyer Parties shall require the insurance company to give Sellers at least 30 days advance written notice before cancellation of such insurance.

         7.8 Corporate Existence. Each Buyer Party will keep in full effect its existence, rights and franchises as a corporation, limited liability company or other business entity, and will obtain and preserve its qualification to do business as a foreign corporation, limited liability company or business entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or to perform its duties hereunder. Any person into which any Buyer Party may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which any Buyer Party shall be a party, shall be the successor to such Buyer Party hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, notwithstanding anything herein to the contrary.

         7.9 Notices to Lessees. Sellers hereby grant to Buyer Parties the right and authority to send written notice of the consummation of the transactions contemplated by this Agreement to all lessees under, and other parties to, the Assumed Contracts, as contemplated by the Notice and Acknowledgement sent to lessees and as may otherwise be determined to be required or desirable by Buyer Parties in their reasonable judgment.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

         8.1      Limitation on and Survival of Representations and Warranties.

                  (a) Buyer Parties and Sellers acknowledge and agree that no representations or warranties have been made by the other in connection with the transactions contemplated by this Agreement, except for those representations and warranties made in Article III and Article IV hereof, respectively.

                  (b) All representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years beginning on the Closing Date, but not longer; provided, however, the representations and warranties of Sellers set forth in (i) Section 3.7 (the "Title Representation")
(A) shall, to the extent the applicable provision of the Title Representation relates to a railcar, survive for a period of time beginning at the Closing Date and ending on December 31 of the year in which the railcar's useful life (or extended useful life, if applicable), as existed on the Closing Date, ends in accordance with AAR regulations, (B) shall, to the extent the applicable provision of the Title Representation relates to a locomotive, survive for twenty (20) years following the Closing, and (C) shall, to the extent the applicable provision of the Title Representation relates to an Assumed Contract, survive for a period of time following the Closing equal to the remaining current term (and, provided there is no amendment or modification to any term of such Assumed Contracts after the Closing Date, the survival period of time following the Closing shall include any automatic renewal or other renewal of such Assumed Contract exercisable solely in a lessee's discretion) of the applicable Assumed Contract, and (ii) Section 3.16 and Section 3.17 shall survive until the expiration of the applicable statute of limitations for the matter giving rise to a claim thereunder. All representations and warranties (other than the Title Representation and those set forth in Sections 3.16 and 3.17) shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the other party in breach or against whom indemnification is sought within three (3) years following the Closing Date. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

         8.2 Indemnification by Sellers. Subject to the limitations set forth in Sections 8.4, 8.5, 8.6 and 8.8 Sellers hereby agree, jointly and severally, to indemnify and hold Buyer Parties and their employees, officers, directors, agents and Affiliates (each a "Buyer Indemnified Party") harmless from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, "Losses") imposed upon or incurred by any Buyer Indemnified Party as a result of or in connection with any of the following:

                  (a) Any inaccuracy or breach of a representation or warranty made by any Seller in Article III of this Agreement;

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

                  (b)      The Retained Liabilities;

                  (c) The breach of, or default in the performance by any Seller of, any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;

                  (d) Any liability arising out of or incurred in connection with the failure of Sellers or Buyer Parties to comply with any and all applicable bulk sales laws (and similar laws relating to Taxes of any state or locality in the United States of America) relating to the transfer to Buyer Parties of the Purchased Assets and the failure of Sellers to comply with
Section 6 of the Retail Sales Act (Ontario) and any similar provisions contained in any applicable Canadian sales tax legislation; and

                  (e) Any dispute or claim of any third party related to or in connection with the existence of an originally executed counterpart of an Assumed Contract which is in the possession of such third party and which is based upon the fact that such originally executed counterpart constitutes "chattel paper" under Article 9 of the UCC.

Sellers understand and acknowledge that the Andersons, in its capacity as manager of certain of the Purchased Assets as described herein, will have the right and obligation to claim any indemnification hereunder on behalf and for the benefit of Buyer Parties, Financing Purchasers, Direct Purchasers and Significant Assignees. Notwithstanding the foregoing or anything contained herein to the contrary, any claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses, including, but not limited to, reasonable attorneys' fees (whether direct, consequential or otherwise) that may be suffered by the Andersons in its capacity as a manager of certain of the Purchased Assets on behalf of any other Buyer Party, Financing Purchaser, Direct Purchaser, Significant Assignee or any other person or entity (and not directly in its capacity as a Buyer Party) shall not be deemed "Losses" hereunder and Sellers shall have no indemnification obligation therefor.

         8.3 Indemnification by the Andersons. Subject to the limitations set forth in Sections 8.4, 8.5, 8.6 and 8.8, the Andersons, on behalf of itself and Buyers hereby agrees to indemnify and hold Sellers and their employees, officers, directors, agents and Affiliates (each a "Seller Indemnified Party") harmless from and against any and all Losses imposed upon or incurred by any Seller Indemnified Party as a result of or in connection with any of the following:

                  (a) Any inaccuracy or breach of a representation or warranty made by Buyer Parties in Article IV of this Agreement;

                  (b)      The Assumed Liabilities;

                  (c) That certain Lease Guaranty of PRSC in favor of CIT Group/Equipment Financing, Inc. executed by PRSC in connection with the assignment of that certain lease agreement, dated July 30, 1999, between PRSC and CIT Group/Equipment Financing, Inc. (successor in interest to Bank Austria Creditanstalt Holdings Corporation) to a Buyer Party and the related Lease Transfer and Assumption Agreement; and

                  (d) The breach of or default in the performance by Buyer Parties of any covenant, agreement or obligation to be performed by Buyer Parties pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto.

         8.4      Procedure for Indemnification.

                  (a)      Third Party Claims.

                           (i)      If any party hereto shall claim
         indemnification hereunder (the "Indemnified Party") arising from any claim or demand of a third party, the Indemnified Party shall promptly (but in no event more than 90 days from the date the party considers itself entitled to make an indemnification claim hereunder) notify, in writing, the party from whom indemnification is sought (the "Indemnifying Party"), setting forth the nature of the claim or demand in detail. Notwithstanding the foregoing, each party agrees to provide all other parties hereto with prompt (but in no event more than 90 days from the date the party considers itself entitled to make an indemnification claim hereunder) written notice of each matter which would constitute a claim notwithstanding the applicability of the Basket (as hereafter defined) thereto. Except with respect to claims that could not exceed the Basket, as applicable, the Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand of any third party giving rise to such claim for indemnification. Provision of the written notice and granting of the opportunity to compromise or defend, if applicable, each as described above, shall be conditions precedent to any Indemnifying Party's obligations under this indemnity; provided, however, that failure to give such written notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to the Indemnifying Party.

                           (ii)     In the event the Indemnifying Party
         undertakes to compromise or defend any such claim or demand, it shall promptly notify the Indemnified Party in writing of its intention to do so and shall use commercially reasonable efforts to limit the damages recoverable by any third party in connection therewith. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. In the event the Indemnifying Party assumes the defense, the Indemnifying Party shall not be liable for any legal or other expenses incurred by the Indemnified Party in connection with such defense, other than reasonable out-of-pocket costs of investigation incurred prior to assumption of the defense by the Indemnifying Party. The Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, which consent shall not unreasonably be withheld or delayed. The Indemnifying Party shall not, except with written consent of the Indemnified Party, which consent shall not unreasonably be withheld or delayed, consent to the entry of a judgment or settlement which does not include as a term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such third party claim or demand.

                           (iii) In the event the Indemnifying Party does not undertake to compromise or defend any such claim or demand, the Indemnified Party shall undertake to compromise or defend any such claim or demand and shall use commercially reasonable efforts to limit the damages recoverable by any third party in connection therewith. The Indemnifying Party shall fully cooperate with the Indemnified Party and its counsel in the defense or compromise of such claim or demand. The Indemnifying Party may participate in such defense at its own expense; provided that the Indemnified Party does not reasonably object thereto. No settlement of a third party claim or demand defended by the Indemnified Party shall be made without the written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed. The Indemnified Party shall not, except with written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed, consent to the entry of a judgment or settlement which does not include as a term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such third party claim or demand.

                  (b)      Direct Claims.

                           (i) In connection with any Dispute directly between the parties hereto, each party hereto shall use commercially reasonable efforts to resolve such Dispute. Each Indemnifying Party covenants and agrees to use commercially reasonable efforts to cure any matter caused by such party giving rise to the applicable Dispute and each Indemnified Party covenants and agrees to use commercially reasonable efforts to mitigate any Losses incurred by such party related to such Dispute. Furthermore, each Indemnified Party shall, subject to clause (ii) hereof, as promptly as practicable (but in no event more than 90 days from the date the party considers itself entitled to make an indemnification claim hereunder) notify, in writing, the Indemnifying Party, setting forth the nature of the claim or demand in detail. If the parties are unable to agree upon a resolution of any Dispute within 60 days of receipt by the Indemnifying Party of a written notice of a Dispute, they shall each require members of their management teams or other relevant personnel to participate in a face-to-face meeting in a mutually convenient location selected by agreement of the parties, or failing such agreement, in St. Louis, Missouri, in an effort to resolve the Dispute. The face-to-face meeting, if any, shall occur within 90 days of receipt of a written notice of a Dispute and if any party thereto determines that further negotiations between the parties would not be useful, the parties shall resolve the matter in accordance with Section 8.7, if applicable, or by means of a Governmental Authority, if desired.

                           (ii) Notwithstanding anything contained herein to the contrary, the Buyer Indemnified Parties may not bring a cause of action in or through any Governmental Authority against any Seller Indemnified Party or seek resolution of any Dispute in accordance with
         Section 8.7, until the cumulative unresolved maximum amount of Losses incurred by all Buyer Indemnified Parties equals or exceeds $250,000; provided, however, if the cumulative unresolved maximum amount of Losses incurred by all Buyer Indemnified Parties does not equal or exceed $250,000 in any one year following the initial anniversary of the Closing Date and any successive anniversary

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

         thereof, the Buyer Indemnified Parties may nevertheless institute such a claim not more than once per year.

                  (c) With respect to any claim by Buyer Parties for indemnification under Section 8.2(a) based upon a claim that (i) Sellers breached the representation and warranty contained in Section 3.7(a) as a result of, and solely as a result of, failure by Sellers to sell, transfer, convey and deliver to Buyers good and marketable title to a Conveyed Unit set forth on
Schedule 3.7(C) on the Closing Date or (ii) as of the Closing Date, an Event of Loss occurred with respect to any Conveyed Unit (each a "SLV Event"), then in each case, the measure of damages with respect to each affected Conveyed Unit shall be the Stipulated Loss Value of such Conveyed Unit. At such time as
Schedule 3.7(C) shall be updated as of the Closing Date in accordance with
Section 2.4, Schedule 8.4(c) shall be updated to reflect the Stipulated Loss Value of each new railcar and locomotive added to Schedule 3.7(C). Notwithstanding any other time periods for notice and resolution provided in this Section 8.4 for indemnification procedures, but subject to the limitations set forth in the last sentence of Section 8.5, the parties shall within ten (10) business days after the Closing Date, cooperate with each other to confirm the existence of facts that would give rise to any claim based upon an SLV Event. In the event both parties confirm and agree upon the existence of facts that would give rise to any claim based upon an SLV Event, the parties hereto shall cooperate in an attempt to cure and mitigate the same for an amount less than the applicable Stipulated Loss Value, if practical or possible, or if such is not practical or possible, within ten (10) business days after such joint determination, Sellers shall pay to Buyers the Stipulated Loss Value of the affected Conveyed Unit. Without limiting the applicability of the Stipulated Loss Value being the appropriate measure of damages for any claim based upon an SLV Event, any dispute between the parties regarding the matters referenced above shall be determined in accordance with the remaining provisions set forth in this Article VIII. Notwithstanding the foregoing, nothing herein shall limit Buyers' right to indemnification based upon an SLV Event at any time during the applicable indemnification survival period set forth in Section 8.1(b).

         8.5 De Minimis Exclusion; Maximum Liability. Notwithstanding the foregoing, (i) Sellers shall not be obligated to indemnify the Buyer Indemnified Parties, and the Andersons shall not be obligated to indemnify the Seller Indemnified Parties pursuant to this Article VIII unless and until the amount of all Losses incurred by the Buyer Indemnified Parties, or by the Sellers Indemnified Parties, as the case may be, exceeds $1,000,000 in the aggregate (the "Basket"), in which event the party seeking indemnity may recover all Losses incurred in excess of the Basket from the first dollar above the Basket, and (ii) Sellers' maximum liability for Losses, in the absence of fraud, under
Section 8.2 shall be 50% of the Purchase Price and the Andersons' maximum liability for Losses, in the absence of fraud, under Section 8.3 shall be 50% of the Purchase Price (in each case, the "Maximum Indemnity Amount"). Notwithstanding the foregoing or anything contained herein to the contrary, neither the Basket nor the Maximum Indemnity Amount set forth above in this
Section 8.5, shall apply to any indemnification obligations pursuant to Section 8.2(b), 8.2(c), 8.2(d), 8.2(e), 8.3(b) and 8.3(c) or to any indemnification obligations of Sellers as a result of a breach of the Title Representation; provided, however, (i) no Indemnifying Party shall be obligated to indemnify an Indemnified Party in connection with the matters referenced in this sentence unless and until the amount of all Losses incurred by the Indemnified Party exceeds $25,000 in the aggregate, in which event the Indemnified Party may recover all Losses including the initial $25,000, and (ii) Sellers' maximum liability for all Losses for a breach of the Title Representation, in the absence of fraud, shall be 100% of the Purchase Price.

         8.6      Offsets.

         The obligation of an Indemnifying Party to indemnify against any claim or demand under this Article VIII shall be reduced by any amounts actually recovered by the Indemnified Party with respect to such claim or demand or the underlying facts under insurance policies, net of any increase that will occur, or is reasonably likely to occur, in insurance premiums payable by the Indemnified Party, whether by retrospective premium adjustments or any other premium increase under the policy or policies under which the claim is made or any other policy, where the increase results directly from filing the insurance claim; provided, however, that this Section 8.6 shall apply only if this provision does not constitute an improper waiver of the insurer's rights of subrogation against the Indemnifying Party. Subject to Section 7.7, nothing contained in this Section 8.6 shall be deemed to create an obligation of any party hereto to maintain any form or level of insurance after the Closing, to name any other party as an additional insured or to obtain approval for any waiver of rights of subrogation.

         8.7 Dispute Resolution. Subject to Section 8.4(b)(ii), if the consolidated, maximum amount that claimants are seeking with respect to any disputes, claims or controversies arising out of or relating to this Agreement (each, a "Dispute") does not exceed $2,000,000 (and if the claimants are not seeking equitable relief), the parties agree to settle such Dispute by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, as follows:

                  (a) Each of the parties shall attempt, in good faith, to agree upon a single impartial and independent arbitrator to conduct a final and binding arbitration with respect to the Dispute. If the parties are unable to agree on the selection of a single arbitrator, each shall choose an impartial and independent arbitrator, each of which shall agree on a selection of a third impartial and independent arbitrator, and the three arbitrators thus selected shall resolve the Dispute as herein provided. Each arbitrator shall be familiar with the railroad industry and shall have, to the extent practicable, substantial experience in the financial, business or legal issues which are the subject of, or implicated in, the Dispute. The parties consent to a single, consolidated arbitration for all Disputes for which arbitration is permitted. Any arbitration under this Section 8.7 shall be conducted in a mutually convenient location selected by agreement of the parties, or failing such agreement, in St. Louis, Missouri.

                  (b) The parties shall utilize their commercially reasonable efforts to conclude any arbitration within 180 days after the demand for arbitration has been submitted to the American Arbitration Association.

                  (c) Each party shall be permitted to present its case, witnesses and evidence (including deposition testimony), if any, in the presence of the other parties. A written transcript of the proceedings shall be made and furnished to the parties. Except as otherwise expressly provided herein, the tribunal shall determine the Dispute in accordance with the substantive, procedural and evidentiary laws of the State of Delaware, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms; provided, however, that any award of the tribunal may not exceed the remedies available to the prevailing party were the Dispute to be litigated in a state or federal court sitting in the State of Delaware (except that paragraph (e) of this Section will be given full force and effect notwithstanding this proviso). The tribunal (in the event of a panel of three arbitrators, a majority of the panel) shall render a written award on the Dispute by majority vote accompanied by a reasoned decision as soon as practicable after the closing of the hearing. The tribunal has no authority with respect to any matter in which the claim exceeds $2,000,000 and, accordingly, is without jurisdiction to enter an award in excess of $2,000,000.

                  (d) The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 8.7 may be entered and enforced in any court having jurisdiction thereof or having jurisdiction over any of the parties or any of their assets.

                  (e) The costs of any arbitration, including the fees and expenses of the arbitrators, shall be borne as determined by the arbitrator or arbitrators. Each party to this Agreement shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs, except to the extent such expenses constitute "Losses" that are eligible for indemnification hereunder.

         8.8 Exclusive Remedies. After the Closing, absent fraud, the parties' sole and exclusive recourse against each other for any Loss or claim of Losses arising out of or relating to this Agreement and any other agreement or instrument executed in connection herewith or pursuant hereto (other than the License Agreement, Employee Lease Agreement, Railcar Mark Usage Agreement, Transition Agreement, Storage Agreement and Consent to Public Announcement, dated January 30, 2004, by and between PRSC, Railcar and the Andersons) shall be expressly limited and subject to the provisions of this Article VIII. Sellers hereby covenant and agree for the benefit of Buyers that they will not institute against any Buyer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or any foreign jurisdiction.

         8.9 Guaranties and Information. The obligations of Sellers under this Article VIII shall be guaranteed by Progress Fuels Corporation, a Florida corporation and parent of Sellers, pursuant to the terms and subject to the conditions of the Parent Guaranty. Sellers shall deliver to Buyer Parties on or before the Closing annual financial statements of Progress Fuels Corporation for the three most recent fiscal years. Within four months after the end of each of the three succeeding fiscal years of PRSC following Closing and thereafter annually upon request of Buyer Parties, Sellers shall deliver an annual financial statement of PRSC for the immediately preceding fiscal year so long as the Parent Guaranty remains in effect. In the event and only in the event the Andersons is no longer subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, for so long as the Andersons has indemnification obligations hereunder, upon written request of Sellers, the Andersons shall deliver to Sellers, within four months after the end of each fiscal year following Closing, an annual financial statement of the Andersons for the immediately preceding fiscal year.

                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing only as follows:

                  (a)      by mutual written consent of the parties hereto;

                  (b) by Buyer Parties or Sellers if the Closing Date shall not have occurred on or before February 16, 2004 or such later date upon which the parties shall mutually agree in writing (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date);

                  (c) by Buyer Parties or Sellers, if any court of competent jurisdiction in the United States or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (d) by either Sellers or Buyer Parties if the other party is subject to voluntary or involuntary bankruptcy or insolvency proceedings and such proceedings are not dismissed within thirty (30) days from the date of such proceedings or agrees to sell all or substantially all of its assets to its creditors or other similar adjudication or petition is made or entered under any bankruptcy, reorganization, insolvency or other similar Law;

         9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 and the transactions contemplated by this Agreement are not consummated, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 9.2, Section 5.7, and Article X of this Agreement shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE X
                                  MISCELLANEOUS

         10.1 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties.

         10.2 Extension; Waiver. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth on an instrument in writing signed on behalf of such party and any waiver shall only act with respect to the specific matter waived and shall not be deemed a continuing waiver.

         10.3 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto and in connection herewith constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically described above. The parties hereto acknowledge and agree that this Agreement supercedes, in its entirety, the Asset Purchase Agreement which is terminated and of no further force or effect.

         10.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. In addition, Buyer Parties, on one hand, and Sellers, on the other hand, shall pay one-half of the cost of the Lien search reports and related legal opinions referenced in Section 6.2(h), however, subject to the terms and conditions hereof, the cost of resolving any issues necessary for Sellers to deliver the Purchased Assets to Buyer Parties free and clear of all Liens other than Permitted Liens shall be borne by Sellers.

         10.5 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to the conflicts of law rules thereof.

         10.6 Assignment. This Agreement and Sellers' rights hereunder may not be assigned by Sellers at any time without the prior written consent of Buyer Parties, and any such attempt shall be null and void. Notwithstanding the provisions of Section 10.11 of this Agreement, each Seller hereby acknowledges that in addition to the possible assignment contemplated in Section 6.2(n), that Buyer Parties intend to convey the Purchased Assets and assign all of their right, title and interest in, to and under this Agreement to one or more purchasers contemplated by the Buyer Financing, each of which will hold certain of the Purchased Assets promptly following the Closing (each a "Financing Purchaser") and to one or more purchasers not associated with the Buyer Financing which will also hold certain of the Purchased Assets promptly following the Closing (the "Direct Purchasers") and each Seller hereby agrees that each such Financing Purchaser and Direct Purchaser and any assignee thereof that acquires or has pledged to it all or substantially all of the assets of such Financing Purchaser or Direct Purchaser (each a "Significant Assignee"), as the case may be, and any beneficiary or other person claiming an interest through any such Financing Purchaser, Direct Purchaser or Significant Assignee, shall be a permitted assign of Buyer Parties' rights hereunder and may exercise the rights of Buyer Parties hereunder and be entitled to all of the benefits of Buyer Parties hereunder to the extent of such conveyance and/or assignment; provided, however, notwithstanding any such assignment Buyer Parties shall remain obligated hereunder. Buyer Parties agree to promptly notify Sellers in writing in the event that any person or entity other than or in addition to the Andersons will be managing indemnification claims against Sellers pursuant to this Agreement; provided, however, that failure to give such notice shall not affect the right hereunder to indemnification of Buyer Parties or their assigns.

         10.7 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, in all cases addressed to the person for whom it is intended at the address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10.7:

      If to PRSC:                       Progress Rail Services Corporation
                                        1600 Progress Drive
                                        Albertville, Alabama  35950
                                        Attention: Duane Cantrell
                                        Telecopy: 256-840-2721

      If to Railcar, Mexican Seller or  c/o Progress Rail Services Corporation
      Canadian Seller:                  1600 Progress Drive
                                        Albertville, Alabama  35950
                                        Attention: Duane Cantrell
                                        Telecopy: 256-840-2721

      In each case, with a copy to:     Progress Energy, Inc.
                                        410 South Wilmington Street
                                        Raleigh, North Carolina  27601
                                        Attention: David Fountain
                                        Telecopy: 919-546-2920

                                        and

                                        Hunton & Williams LLP
                                        One Hannover Square, Suite 1400
                                        421 Fayetteville Street Mall
                                        Raleigh, North Carolina  27601
                                        Attention: Tim Goettel
                                        Telecopy: 919-833-6352

      If to any Buyer Party:            The Andersons, Inc.
                                        480 W. Dussel Drive
                                        Maumee, Ohio  43537
                                        Attention: John Kraus
                                        Telecopy: 419-891-2749

                                               And

                                               Betsy Hall
                                        Telecopy: 419-891-6695
      In each case, with a copy to:     Foley and Lardner
                                        321 North Clark Street, Suite 2800
                                        Chicago, Illinois 60610
                                        Attention: Scott E. Early

                                        Telecopy: 312-832-4700

         10.8 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents, List of Schedules and Exhibits and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10.9 Interpretation. Each party hereto has been represented by counsel and has had an opportunity to negotiate the provisions hereof. Therefore, this Agreement shall not be read in a light more favorable to one party rather than another by reason of the drafting of this Agreement or otherwise.

         10.10 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         10.11 Benefit of Agreement. This Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, the parties hereto and their respective successors in interest and permitted assigns. Nothing in this Agreement shall or is intended to confer on any person or entity other than the parties hereto and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement.

         10.12 Waiver of Compliance. In reliance upon the indemnity set forth in Section 8.2(d), Buyer Parties hereby waive Sellers' compliance with all applicable bulk sales laws (and similar laws relating to Taxes of any state or locality in the United States of America) relating to the transfer to Buyer Parties of the Purchased Assets and Sellers' compliance with Section 6 of the Retail Sales Act (Ontario) and any similar provision contained in any applicable Canadian sales tax or provincial tax legislation.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                  PROGRESS RAIL SERVICES CORPORATION

                                  By: /s/James V. Smallwood
                                      ------------------------------------------
                                  Name: James V. Smallwood
                                        ----------------------------------------
                                  Title: Senior Vice President
                                         ---------------------------------------
                                  RAILCAR, LTD.

                                  By: /s/ James V. Smallwood
                                      ------------------------------------------
                                  Name: James V. Smallwood
                                        ----------------------------------------
                                  Title: President
                                         ---------------------------------------

                                  PROGRESS RAIL SERVICES DE MEXICO, S.A. DE C.V.

                                  By: /s/ James V. Smallwood
                                      ------------------------------------------
                                  Name: James V. Smallwood
                                        ----------------------------------------
                                  Title: Legal Representative
                                         ---------------------------------------

                                  3079936 NOVA SCOTIA COMPANY

                                  By: /s/ David J. Hatcher
                                      ------------------------------------------
                                  Name: David J. Hatcher
                                        ----------------------------------------
                                  Title: Vice President
                                         ---------------------------------------

                                  CAP ACQUIRE LLC

                                  By: /s/ Rasesh H. Shah
                                      ------------------------------------------
                                  Name: Rasesh H. Shah
                                        ----------------------------------------
                                  Title: Manager
                                         ---------------------------------------

                                  CAP ACQUIRE CANADA ULC

                                  By: /s/ Rasesh H. Shah
                                      ------------------------------------------
                                  Name: Rasesh H. Shah
                                        ----------------------------------------
                                  Title: President/Secretary
                                         ---------------------------------------

                                  CAP ACQUIRE MEXICO S. DE R.L. DE C.V.

                                  By: /s/ Rasesh H. Shah
                                      ------------------------------------------
                                  Name: Rasesh H. Shah
                                        ----------------------------------------
                                  Title: Legal Representative
                                         ---------------------------------------

                                  THE ANDERSONS, INC.

                                  By: /s/ Gary Smith
                                      ------------------------------------------
                                  Name: Gary Smith
                                        ----------------------------------------
                                  Title: Vice President, Finance and Treasures
                                         ---------------------------------------

                                    AMENDMENT
                                       TO
                  AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

         This AMENDMENT TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Amendment"), made as of February 12, 2003, by and among PROGRESS RAIL SERVICES CORPORATION, an Alabama corporation ("PRSC"), RAILCAR, LTD., a Georgia corporation ("Railcar"), PROGRESS RAIL SERVICES DE MEXICO, S.A. DE C.V., a Mexico company ("Mexican Seller"), 3079936 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company ("Canadian Seller", and together with PRSC, Railcar and Mexico Seller, each individually a "Seller" and collectively, "Sellers"), CAP ACQUIRE, LLC, a Delaware limited liability company ("Cap Acquire"), CAP ACQUIRE CANADA ULC, a Nova Scotia unlimited liability company ("Canadian Buyer"), and CAP ACQUIRE MEXICO, S. DE R.L. DE C.V., a Mexican limited liability company with variable capital ("Mexican Buyer", together with Cap Acquire and Canadian Buyer, each individually a "Buyer" and collectively, "Buyers"), and THE ANDERSONS, INC., an Ohio corporation (the "Andersons" and together with the Buyers, each individually a "Buyer Party" and collectively, "Buyer Parties") recites and provides as follows:

                                    RECITALS:

         A. Sellers and Buyer Parties are parties to that certain Amended and Restated Asset Purchase Agreement dated as of January 30, 2004 (the "Asset Purchase Agreement").

         B. The parties desire to further amend the Asset Purchase Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Cap Acquire Canada ULC. The parties hereto acknowledge that Canadian Buyer's legal existence did not begin until February 3, 2004 and, accordingly, the Asset Purchase Agreement was not effective with respect to Canadian Buyer. Canadian Buyer by its execution of this Amendment, hereby becomes party to the Asset Purchase Agreement as of the date of its formation.

         2. Amendments. The Asset Purchase Agreement is hereby amended as follows:

                           (a) Exhibit F shall be deleted and the "List of Exhibits" shall be amended to delete the term "Escrow Agreement" set forth opposite the text "Exhibit F" on such page, and shall be replaced with the text "[Intentionally omitted]".

                           (b) The definitions of "Escrow Agent" and "Escrow Agreement" are hereby deleted from Article I.

                           (c) The following sentence shall be inserted at the end of Section 2.1:

                           "All Purchased Assets acquired by Canadian Buyer will
                  be acquired only from Canadian Seller."

                           (d) The third sentence of Section 2.4 is hereby modified by deleting therefrom the words "one business day prior to the Closing Date" and inserting in lieu thereof "two
                  (2) business days prior to the Closing Date."

                           (e)      There shall be inserted in Article III a new
                  Section 3.23, as follows:

                           "3.23 Income Tax Act (Canada). Canadian Seller is not
                  a non-resident of Canada for purposes of the Income Tax Act (Canada) and any applicable provincial taxing laws."

                           (f) The first sentence of Section 5.9(b) shall be amended by deleting the words "as of the business day before Closing" and inserting in lieu thereof the words "as of the second business day before Closing."

                           (g) Section 6.1(l) is hereby amended and restated in its entirety as follows:

                                    "(l)     [Intentionally omitted];"

                           (h) Section 6.3(j) is hereby amended and restated in its entirety as follows:

                                    "(j)     Sellers shall have received all
                  payments, exemption certificates and other applicable documentation to be provided by Buyer Parties on the Closing Date pursuant to Section 7.2; and"

                           (i) Section 7.2(c) is hereby amended and restated in its entirety as follows:

                                    "(c)     With respect to Purchased Assets
                  located in or based in Canada, Buyer Parties shall pay (in addition to the applicable portion of the Purchase Price) to the Seller which is selling Purchased Assets that are located in Canada (i) all Canadian federal goods and services tax ("GST") payable in respect of the sale and transfer of such Purchased Assets, (ii) all Canadian federal harmonized tax ("HST") payable in respect of the sale and transfer of such Purchased Assets, if any, situated in any of the provinces of Newfoundland and Labrador, Nova Scotia, and New Brunswick, and
                  (iii) all Quebec sales tax ("QST") payable in respect of the sale and transfer of such Purchased Assets, if any, situated in the province of Quebec, it being understood that such Seller is required to collect and remit GST, HST, and QST. In addition, Buyer Parties shall provide to such Seller at Closing provincial sales tax purchase exemption certificates with respect to such Purchased Assets for each of the following provinces in which any of such Purchased Assets is situated:
                  British Columbia, Saskatchewan, Manitoba, Ontario, and Prince Edward Island. If Buyer Parties cannot or do not provide such a certificate for any of the foregoing provinces, Buyer Parties shall pay to such Seller the amount of provincial sales tax payable in respect of the Purchased Assets located in such province. At Closing, Buyer Parties shall pay to the applicable Seller, in foreign currency (Canadian Dollars) based on the official exchange rate published on the business day prior to the Closing Date, the amounts of GST, HST, QST, and provincial sales taxes calculated by such Seller on the basis of a preliminary trace of the location of the relevant Purchased Assets within one week prior to the Closing Date. As soon as practicable after the Closing Date, but in no event later than fifteen (15) business days following the Closing Date, such Seller shall determine the location of such Purchased Assets at the time of Closing, recalculate the applicable amounts of GST, HST, QST, and provincial sales taxes, and notify Buyer Parties in writing of the recalculated amount of each such tax and recalculated amount of all such taxes in the aggregate. If the aggregate amount paid by Buyer Parties at Closing for all such taxes differs from the aggregate amount of all such taxes as so recalculated, then
                  (i) when such Seller provides such written notification, such Seller shall refund to Buyer Parties, in foreign currency (Canadian Dollars) based on the official exchange rate published on the business day prior to the Closing Date, the amount by which the aggregate amount paid by Buyer Parties for all such taxes at Closing exceeds the aggregate amount of all such taxes as so recalculated, or (ii) on the first business day after the day of receipt of such written notification, Buyer Parties shall pay to such Seller, in foreign currency (Canadian Dollars) based on the official exchange rate published on the business day prior to the Closing Date, the amount by which the aggregate amount of all such taxes as so recalculated exceeds the aggregate amount paid by Buyer Parties for all such taxes at Closing. At the later of (i) the time of notifying Buyer Parties of the recalculated amount of GST, HST and QST and provincial sales tax or (ii) if applicable, one business day after the date Buyer Parties pay to Sellers the amount by which the aggregate amount of all such taxes as so recalculated exceeds the aggregate amount paid by Buyer Parties at Closing, each such Seller shall provide Buyer Parties with such required documentation necessary for Buyer Parties to claim recovery of such taxes to the extent recoverable under applicable law."

                           (j) Section 7.2(d) is hereby amended and restated in its entirety as follows:

                                    "(d)     In the case of Purchased Assets
                  sold to Buyer Parties by Mexican Seller, Buyer Parties shall, on the Closing Date, in foreign currency (Mexican Pesos) based on the official exchange rate published in the Diario Oficial de la Federacion (Official Journal of the Federation) on the business day prior to the Closing Date, pay to Mexican Seller the Mexican value added tax ("VAT") in respect of the sale of such Purchased Assets equal to 15% of the amount of Purchase Price payable for such Purchased Assets, it being understood that the Mexican Seller is required to collect and remit such VAT. Mexican

                  Seller shall (as soon as practicable after the Closing Date, but in no event later than fifteen (15) business days following the Closing Date) provide Buyer Parties with a formal Mexican invoice, in accordance with the terms of
                  Article 29-A of the Tax Code of the Federation, covering the corresponding amount of the Purchase Price, plus the applicable VAT. The formal Mexican invoice will reflect the dollar amount of the corresponding Purchase Price, as well as the peso amount, based on the official exchange rate published in the Diario Oficial de la Federacion (Official Journal of the Federation) on the business day prior to the date of payment of the corresponding Purchase Price. Additionally, at Closing, Mexican Seller shall provide Buyer Parties with copies of the permanent import pedimentos (declarations) as required by applicable law covering such Purchased Assets that have been imported into Mexico on a permanent basis, and such other documentation necessary for Buyer Parties to obtain recovery of such VAT, to the extent recoverable under applicable law."

                           (k) Section 7.7 is hereby amended and restated in its entirety as follows:

                                    "Additional Insured. From and after the
                  Closing, Buyer Parties shall maintain or shall cause to have maintained general liability insurance in an aggregate amount of not less than $5,000,000 per occurrence, naming Sellers as additional insureds thereunder, and property insurance in an amount not less than $5,000,000 per occurrence, each for a period of ten (10) years. Buyer Parties shall obtain such insurance from an A-rated insurance company. Buyer Parties shall require the insurance company to give Sellers at least 30 days advance written notice before cancellation of such insurance."

         3. Ratification. Except as herein modified, the Asset Purchase Agreement in all other respects is reaffirmed and ratified, and remains in full force and effect.

         4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together constitute but one and the same agreement.

                        [SIGNATURES ON FOLLOWING PAGES.]

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                  PROGRESS RAIL SERVICES CORPORATION

                                  /s/ James V. Smallwood
                                  ----------------------------------------------
                                  James V. Smallwood
                                  Senior Vice President

                                  RAILCAR, LTD.

                                  /s/ James V. Smallwood
                                  ----------------------------------------------
                                  James V. Smallwood
                                  President

                                  PROGRESS RAIL SERVICES DE MEXICO, S.A. DE C.V.

                                  /s/ James V. Smallwood
                                  ----------------------------------------------
                                  James V. Smallwood
                                  Legal Representative

                                  3079936 NOVA SCOTIA COMPANY

                                  /s/ David J. Hatcher
                                  ----------------------------------------------
                                  David J. Hatcher
                                  Vice President

                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                                  CAP ACQUIRE, LLC

                                  By: Rasesh H. Shah
                                      -----------------------------------
                                  Rasesh H. Shah, Manager

                                  CAP ACQUIRE CANADA ULC

                                  By: Rasesh H. Shah
                                      -----------------------------------
                                  Rasesh H. Shah, President/Secretary

                                  CAP ACQUIRE MEXICO, S. DE R.L. DE C.V.

                                  By: Rasesh H. Shah
                                      -----------------------------------
                                  Rasesh H. Shah, Legal Representative

                                  THE ANDERSONS, INC.

                                  By: Gary Smith
                                      -----------------------------------
                                  Gary Smith, Vice President, Finance and
                                  Treasurer